                                                                EXHIBIT 10.2
                              AMENDED AND RESTATED
                  TRADE RECEIVABLES PURCHASE AND SALE AGREEMENT

                          Dated as of February 12, 1997

                  DIAL RECEIVABLES CORPORATION, a Delaware corporation (the "Seller"), THE DIAL CORPORATION, a Delaware corporation ("Dial"), as Collection Agent (as defined below), CIESCO L.P., a New York limited partnership (the "Investor"), and CITICORP NORTH AMERICA, INC., a Delaware corporation ("Citicorp"), as agent for the Investor and the other Owners (the "Agent"), agree as follows:

                  PRELIMINARY STATEMENTS: (1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

                  (2) Dial, the Investor and Citicorp, as Agent, were each party to that certain Trade Receivables Purchase and Sale Agreement dated as of August 15, 1996 (such Agreement being the "Original Seller Agreement"), whereby Dial had from time to time sold to the Investor, and the Investor had from time to time purchased from Dial, "Eligible Assets" (as defined in the Original Seller Agreement) -- namely undivided percentage ownership interests in all the outstanding "Pool Receivables" as defined therein and all "Related Security" and "Collections" as defined therein and other proceeds thereof and with respect thereto.

                  (3) On the Effective Date, the Seller and Dial each will have entered into, and fully performed, the Purchase and Sale Assignment and Assumption Agreement dated as of February 12, 1997 (the "Assignment and Assumption"), whereby the Seller takes the place of Dial in and under the Original Seller Agreement.

                  (4) The Seller will from time to time purchase from Dial additional Pool Receivables in which the Seller intends to sell interests represented by Eligible Assets hereunder.

                  (5) The parties hereto have agreed to amend and restate the Original Seller Agreement, as modified by the Assignment and Assumption, on the terms and conditions hereinafter set forth, to provide for, among other things, the sale of such additional Pool Receivables.

                  (6) Dial has been requested and is willing to act as Collection Agent.

                  (7) Citicorp has been requested and is willing to act as Agent.

                  ACCORDINGLY, the parties hereby agree that, effective as of the Effective Date and subject to the satisfaction of the conditions precedent set forth in Section 3.01, the Original Seller Agreement is hereby amended and restated in its entirety to read as follows:


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                                   ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Accounting Period" means those periods set forth for the Seller and Dial in Schedule V hereto.

                  "Adjusted LIBO Rate" means, for any Fixed Period, an interest rate per annum equal to the rate per annum obtained by dividing (i) the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Fixed Period for a period equal to such Fixed Period by (ii) a percentage equal to 100% minus Citibank's Eurodollar Reserve Percentage for such Fixed Period.

                  "Administration Fee" has the meaning assigned to that term in
         Section 2.11.

                  "Adverse Claim" means a lien, security interest, charge, or encumbrance, or other right or claim of any Person.

                  "Affiliate" when used with respect to a Person means any other Person controlling, controlled by or under common control with such Person.

                  "Affiliated Obligor" means any Obligor which is an Affiliate of another Obligor.

                  "Agent's Account" means the special account (account number 3901-1882) of the Agent maintained at the office of Citibank at 399 Park Avenue, New York, New York.

                  "Alternate Base Rate" means, for each day in any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times for such day during such period be equal to the highest of:

                           (a) the rate of interest announced publicly by
                  Citibank in New York, New York, from time to time as Citibank's base rate for such day; or

                           (b) the sum (adjusted to the nearest 1/4 of one
                  percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent) of (i) 1/2 of one percent per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 365 or 366 days, as the case may be) being determined weekly on each Monday (or, if such day is not a Business Day on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on


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                  the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; or

                           (c) the Federal Funds Rate in effect from time to
                  time.

                  "Assignee" means Citibank, Citicorp or the Investor or any of their respective Affiliates, or, with the consent of the Seller, any other Person, as the assignee of an Eligible Asset pursuant to Section 9.01.

                  "Assignee Rate" means, for any Fixed Period for any Eligible Asset, an interest rate per annum equal to 0.25 of 1% per annum above the Adjusted LIBO Rate for such Fixed Period; provided, however, that:

                           (i) In the case of any such Fixed Period of one to
                  and including 13 days, the "Assignee Rate" for such Fixed Period for such Eligible Asset shall be an interest rate per annum equal to the Alternate Base Rate in effect on the first day of such Fixed Period; and

                           (ii) If either (A) the introduction of or any change
                  in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Owner to obtain funds in the London interbank market during such Fixed Period or (B) Citibank is unable for any reason to establish its Adjusted LIBO Rate for such Fixed Period or (C) the Adjusted LIBO Rate will not adequately reflect the cost to the Owner thereof of making a Purchase of or maintaining such Eligible Asset during such Fixed Period, then the "Assignee Rate" for such Fixed Period for such Eligible Asset shall be the interest rate per annum equal to the Alternate Base Rate in effect from time to time;

         provided, further, that the Agent and the Seller may agree in writing from time to time upon a different "Assignee Rate"; and provided, further, that the Assignee Rate for any Fixed Period for any Eligible Asset shall in no event be lower than the Federal Funds Rate.

                  "Assignment" means an assignment, in substantially the form of Exhibit A hereto, by which an Eligible Asset may be assigned pursuant to Section 9.01.


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                  "Assignment and Assumption" has the meaning assigned to that term in Preliminary Statement (3).

                  "Average Maturity" means, on any day, that period (expressed in days) equal to the average maturity of the Pool Receivables as shall be calculated by the Collection Agent as set forth in the most recent Investor Report in accordance with the provisions thereof; provided, however, that, if the Agent shall disagree with any such calculation, the Agent may recalculate the Average Maturity for such day.

                  "Breakage Fee" has the meaning specified in Section 2.14.

                  "Breakage Reserve" means, (i) for any Eligible Asset for which the Investor Rate for any Fixed Period shall be either an MTN Fixed Rate, or an initial MTN Floating Rate, which is in either case less than 12% per annum and at any time during such Fixed Period, an amount equal to the Breakage Fee for such Eligible Asset at such time, computed in accordance with the formula contained in Section 2.14(a) but giving effect to the Breakage Reserve Adjustments described below,
         (ii) for any Eligible Asset for which the Investor Rate for any Fixed Period shall be either an MTN Fixed Rate, or an initial MTN Floating Rate, which is in either case equal to or higher than 12% per annum and at any time during such Fixed Period, an amount to be determined by a computation to which the Agent and the Seller shall have agreed in writing pursuant to Section 2.04(c), and (iii) for any Eligible Asset at any other time, zero. The "Breakage Reserve Adjustments" shall, in the determination at any time of the Breakage Reserve for any Eligible Asset for any Fixed Period, be:

                           "C" in the formula contained in Section 2.14(a) shall
                  equal the entire amount of the Capital of such Eligible Asset at such time, and

                           "R" in such formula shall equal the fixed interest
                  rate per annum borne by Medium Term Notes, if any, issued by the Owner of such Eligible Asset on the date of such determination and having a term equal to the period from such date to the last day of such Fixed Period, or, if there shall be no such Medium Term Notes, the fixed interest rate per annum which would be borne by Medium Term Notes if issued by such Owner on the date of such determination for such a term, such rate to be the average of quotations for such rate received by the Agent from two securities dealers of recognized standing selected by the Agent, adjusted to the nearest 1/8 of 1% per annum or, if there is no nearest 1/8 of 1% per annum, to the next higher 1/8 of 1% per annum.

                  "Business Day" means any day on which banks are not authorized or required to close in New York City or Los Angeles, California and, if the applicable Business Day relates to any computation made with respect to the Assignee Rate, on which dealings are carried on in the London interbank market.

                  "Capital" of any Eligible Asset means the original amount paid to the Seller for such Eligible Asset at the time of its acquisition by the Investor pursuant to Sections 2.01 and 2.02 (including, without limitation, under Sections 2.01 and 2.02 of the Original Seller Agreement), or such amount divided or combined by any dividing or combining of such Eligible Asset pursuant to Section 2.10 (including, without limitation, under Section 2.10 of the Original Seller Agreement), in each case reduced


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         from time to time by Collections received and distributed on account of such Capital pursuant to Section 2.07 (including, without limitation, under Section 2.07 of the Original Seller Agreement); provided, however, that such Capital of such Eligible Asset shall not be reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or must otherwise be returned for any reason.

                  "Capital Adequacy Fee" means, for any Indemnified Party, the amounts, if any, specified by such Indemnified Party to the Agent, and by the Agent to the Seller, from time to time sufficient to compensate such Indemnified Party if either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance by such Indemnified Party with any guideline or request from any central bank or other governmental authority charged with the administration or interpretation of such guideline or request (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Indemnified Party or any corporation controlling such Indemnified Party and such Indemnified Party determines that the amount of such capital is increased by or based upon the existence of the Facility under this Agreement, or, in the case of any Indemnified Party which is a Participant, under any agreement entered into by such Participant with respect hereto or with respect to the Participant Agreement, or the existence of the Participant Agreement and facilities of similar types. Such amounts are to be sufficient to compensate such Indemnified Party in the light of such circumstances to the extent that such Indemnified Party reasonably determines such increase in capital to be allocable to the existence of the Facility under this Agreement or such other agreement or the existence of the Participant Agreement. A certificate as to such amounts submitted to the Seller by the Agent shall, in the absence of manifest error, be conclusive and binding for all purposes.

                  "Certificate" means a certificate of assignment, by the Seller to the Agent, in the form of Exhibit B hereto, evidencing each Eligible Asset purchased by the Investor (including, without limitation, under the Original Seller Agreement).

                  "Citibank" means Citibank, N.A., a national banking association.

                  "Collateral" has the meaning assigned to that term in Section 11.01.

                  "Collection Agent" means at any time the Person (including the Agent) then authorized pursuant to Article VI to service, administer and collect Pool Receivables.

                  "Collection Agent Fee" has the meaning assigned to that term in Section 2.11.

                  "Collection Agent Fee Reserve" for any Eligible Asset at any time means the sum of (i) the Liquidation Collection Agent Fee for such Eligible Asset at such time plus (ii) the unpaid Collection Agent Fee relating to such Eligible Asset accrued to such time.

                  "Collection Delay Period" means 10 days or such other number of days as the Agent may select upon three Business Days' notice to the Seller.

                  "Collections" means, with respect to any Pool Receivable, all cash collections and other cash proceeds of such Pool Receivable, including, without limitation, all cash


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         proceeds of Related Security with respect to such Pool Receivable, and any Collection of such Pool Receivable deemed to have been received pursuant to Section 2.08 or Section 10.02 (including, without limitation, under Sections 2.08 and 10.02 of the Original Seller Agreement).

                  "Commercial Paper Note" means a promissory note having a term not exceeding 270 days.

                  "Concentration Limit" for any Obligor means at any time 4%, or such other percentage ("Special Concentration Limit") for any Obligor designated by Agent in a writing delivered to the Seller; provided, however, that in the case of an Obligor with any Affiliated Obligor, the Concentration Limit, the Receivables related thereto and the Outstanding Balance thereof shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor; provided, however, that the Agent may cancel any Special Concentration Limit upon three Business Days' notice to the Seller.

                  "Consent and Agreement" means a consent and agreement, in substantially the form of Exhibit H hereto, with respect to the Contribution and Sale Agreement.

                  "Contract" means an agreement between Dial and an Obligor, in substantially the form of one of the forms of written contract set forth in Schedule IV hereto or otherwise approved by the Agent, or in the case of an open account agreement, as evidenced by one of the forms of invoices set forth in Schedule IV hereto or otherwise approved by the Agent, pursuant to or under which such Obligor shall be obligated to pay for merchandise, insurance or services from time to time.

                  "Contribution and Sale Agreement" means the Receivables Contribution and Sale Agreement dated as of the date hereof between the Seller and Dial, as the same may, from time to time, be amended, modified or supplemented with the prior written consent of the Agent.

                  "CP Rate" for any Fixed Period for any Eligible Asset means the interest rate per annum equivalent to the rate (or if more than one rate, the weighted average of the rates) at which Commercial Paper Notes of the Owner thereof having a term equal to such Fixed Period and to be issued to fund the Purchase or maintenance of such Eligible Asset by such Owner may be sold by any placement agent or dealer selected by such Owner, as agreed between each such agent or dealer and such Owner and notified by such Owner to the Agent and the Collection Agent; provided, however, if the rate (or rates) as agreed between any such agent or dealer and such Owner with regard to any Fixed Period for any Eligible Asset is a discount rate (or rates), the "CP Rate" for such Fixed Period shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum.

                  "Credit and Collection Policy" means those credit and collection policies and practices in effect on the date hereof relating to Contracts and Receivables described in Schedule III hereto, as modified in compliance with Section 5.03(c).

                  "Debt" means, for any Person, (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) obligations as lessee under leases


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
         which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iii) obligations under guaranties in respect of indebtedness or obligations of others of the kinds referred to in clause (i) or (ii) above, (iv) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA, and (v) withdrawal liability incurred under ERISA by such Person or any of its Affiliates to any Multiemployer Plan.

                  "Default Ratio" means the ratio (expressed as a percentage) computed as of the last day of each Accounting Period of the Seller by dividing (i) the aggregate Outstanding Balance of all Pool Receivables that were Defaulted Receivables (other than Defaulted Receivables that were Disputed Items) on such date by (ii) the aggregate Outstanding Balance of all Pool Receivables on such date.

                  "Defaulted Receivable" means a Receivable that is not a Disputed Item: (i) as to which any payment, or part thereof, remains unpaid for 61 days or more from the original due date for such payment;
         (ii) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g); or (iii) which, consistent with the applicable Credit and Collection Policy, would be written off the Seller's books as uncollectible.

                  "Delinquency Ratio" means the ratio (expressed as a percentage) computed as of the last day of each Accounting Period of the Seller by dividing (i) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such date by (ii) the aggregate Outstanding Balance of all Pool Receivables on such date.

                  "Delinquent Receivable" means a Receivable that is not a Defaulted Receivable or a Disputed Item and:

                           (i) as to which any payment, or part thereof, remains
                  unpaid for 31 days or more from the original due date for such payment; or

                           (ii) which, consistent with the applicable Credit and
                  Collection Policy, would be classified as delinquent by the Seller.

                  "Designated Obligor" means, at any time, all Obligors; provided, however, that any Obligor shall cease to be a Designated Obligor upon three Business Days' notice by the Agent to the Seller.

                  "Dial" has the meaning assigned to that term in the recital of parties hereto.

                  "Disputed Item" means that portion of any Receivable the payment of which is subject to a dispute, claim, offset or defense of an Obligor.

                  "Disputed Item Ratio" means the ratio (expressed as a percentage) computed as of the last day of each Accounting Period of the Seller by dividing (i) the aggregate Outstanding Balance of all Pool Receivables that became Disputed Items during the period of three consecutive Accounting Periods ending on such date, by (ii) the aggregate Outstanding Balance of all Pool Receivables which arose during the period of three consecutive Accounting Periods ending on the last day of the immediately preceding Accounting Period.


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                  "Distribution" means the distribution of approximately 94.5 million shares of common stock of Dial, constituting 100% of the outstanding common stock of Dial, to the holders of the common stock of Viad Corp pursuant to the Distribution Agreement together with the consummation of the other transactions to occur in connection with such distribution, as set forth in the Distribution Agreement.

                  "Distribution Agreement" means that certain Distribution Agreement dated as of July 25, 1996, by and among Viad Corp, Dial and Exhibitgroup/Giltspur, Inc., in the form of Exhibit A to the Form 10.

                  "Effective Date" has the meaning assigned to that term in
         Section 3.01.

                  "Eligible Asset" means, at any time, an undivided percentage ownership interest at such time in (i) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 2.05, (ii) all Related Security with respect to such Pool Receivables and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables. Such undivided percentage interest for such Eligible Asset shall be computed as

                               C + YR + LR + CAFR
                                      NRPB

         where:

                  C        =        the Capital of such Eligible Asset at the
                                    time of such computation.

                  YR       =        the Yield Reserve of such Eligible Asset at
                                    the time of such computation.

                  LR       =        the Loss Reserve of such Eligible Asset at
                                    the time of such computation.

                  CAFR     =        the Collection Agent Fee Reserve of such
                                    Eligible Asset at the time of such
                                    computation.

                  NRPB     =        the Net Receivables Pool Balance at the time
                                    of such computation.

         Each Eligible Asset shall be determined from time to time pursuant to the provisions of Section 2.05. Each "Eligible Asset" under and as defined in the Original Seller Agreement shall be an Eligible Asset under this Agreement having the interests in the Pool Receivables and the Related Security and Collections and other proceeds with respect thereto as described in clauses (i), (ii) and (iii) above and being computed from time to time as set forth above in this definition of "Eligible Asset".

                  "Eligible Receivable" means, at any time and with respect to any Eligible Asset, a Receivable, or any portion of any Receivable:


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                           (i) the Obligor of which is a United States resident
                  and is not an Affiliate of any of the parties hereto and is not a government or a governmental subdivision or agency;

                           (ii) the Obligor of which at the time of the initial
                  creation of an interest therein hereunder (including, without limitation, under the Original Seller Agreement) is a Designated Obligor;

                           (iii) the Obligor of which at the time of the initial
                  creation of an interest therein hereunder (including, without limitation, under the Original Seller Agreement) is not the Obligor of any Defaulted Receivables (other than any Defaulted Receivable all or any portion of which is a Disputed Item) in the aggregate amount of 10% or more of the aggregate Outstanding Balance of all Pool Receivables of such Obligor;

                           (iv) which at the time of the initial creation of an
                  interest therein hereunder (including, without limitation, under the Original Seller Agreement) is not a Defaulted Receivable;

                           (v) which, according to the Contract related thereto,
                  is required to be paid in full within 61 days of the original billing date therefor;

                           (vi) which is an account receivable representing all
                  or part of the sales price of merchandise, insurance and services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended;

                           (vii) a purchase of which with the proceeds of notes
                  would constitute a "current transaction" within the meaning of
                  Section 3(a)(3) of the Securities Act of 1933, as amended;

                           (viii) which is an "account" within the meaning of
                  Section 9-106 of the UCC of the State of Arizona;

                           (ix) which is denominated and payable only in United
                  States dollars in the United States;

                           (x) which arises under a Contract which has been duly
                  authorized and which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms, and either is not a Disputed Item (except as a result of the discharge in bankruptcy of such Obligor) or, in the case of any Tool Receivable which is a Disputed Item (but has not been a Disputed Item for more than 61 days), the Outstanding Balance of which, when combined with the aggregate Outstanding Balance of all other such Disputed Items on the day of determination, does not exceed $25,000,000;

                           (xi) which, together with the Contract related
                  thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit


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
                  opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect;

                           (xii) which (A) satisfies all applicable requirements
                  of the Credit and Collection Policy and (B) complies with such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Agent may from time to time specify to the Seller upon 30 days' notice; and

                           (xiii) as to which, at or prior to the time of the
                  initial creation of an interest therein through a Purchase, the Agent has not notified the Seller that the Agent has determined, in its sole discretion, that such Receivable (or class of Receivables) is not acceptable for purchase by the Investor hereunder.

                  "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Eurodollar Reserve Percentage" of Citibank for any Fixed Period means the reserve percentage applicable during such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities or assets consisting of or including Eurocurrency liabilities (as that term is defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time) having a term equal to such Fixed Period.

                  "Event of Investment Ineligibility" has the meaning assigned to that term in Section 7.01.

                  "Event of Purchase Ineligibility" means any failure to satisfy the condition(s) set forth in Section 3.02(b)(iii) or (iv).

                  "Expiry Date" means the date which is 364 days after August 15, 1996 or such later date as shall be determined pursuant to Section 2.13.

                  "Extension Period" has the meaning assigned to that term in
         Section 2.13.

                  "Extension Request" has the meaning assigned to that term in
         Section 2.13.

                  "Facility" means the willingness of the Investor to consider, in its sole discretion pursuant to Article II, the purchase from the Seller of undivided percentage interests in Pool Receivables by making Purchases of Eligible Assets from time to time.

                  "Facility Termination Date" means the earlier of the Expiry Date or the date of termination of the Facility pursuant to Section
         2.03 or Section 7.01.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per


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
         annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

                  "Fee Determination Date" means (i) for any Eligible Asset for purposes of the computation of the Breakage Fee for such Eligible Asset under Section 2.14, each day on which an amount of Capital of such Eligible Asset is reduced and (ii) for any Eligible Asset for purposes of the computation of the Breakage Fee under the definition of "Breakage Reserve" contained in this Section 1.01, each time such calculation is made.

                  "Fee Letter" means the letter dated the date hereof between the Seller and the Agent with respect to certain fees which the Seller agrees to pay to the Agent pursuant to Section 2.11 of this Agreement.

                  "Fixed Period" means with respect to any Eligible Asset, a period determined pursuant to Section 2.02 or 2.04; provided, however, that:

                           (i) any Fixed Period in respect of which Yield is
                  computed by reference to the Assignee Rate shall be a period of from one to and including 14 days, or a period of one, two, three or six months as the Seller may select as provided for above;

                           (ii) any such Fixed Period (other than of one day)
                  which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that, if such Fixed Period relates to the Adjusted LIBO Rate and such extension would cause the last day of such Fixed Period to occur in the next succeeding month, the last day of such Fixed Period shall occur on the immediately preceding Business Day;

                           (iii) in the case of Fixed Periods of one day for any
                  Eligible Asset, (a) if such Fixed Period is such Eligible Asset's initial Fixed Period, such Fixed Period shall be the day of the related Purchase; (b) any subsequently occurring Fixed Period which is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period, and, if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period; and (c) which occurs on a day immediately preceding a day which is not a Business Day shall be extended to the next succeeding Business Day; and

                           (iv) in the case of any Fixed Period for any Eligible
                  Asset which commences before the Termination Date for such Eligible Asset and would otherwise end on a date occurring after such Termination Date, such Fixed Period shall end on such Termination Date and the duration of each Fixed Period which commences on or after the Termination Date for such Eligible Asset shall be of such duration as shall be selected by the Agent.

                  "Form 10" means that certain Registration Statement on Form 10 filed by Dial with the Securities and Exchange Commission on July 30, 1996.

                  "Government Receivable" means, at any time and with respect to any Eligible Asset, a Receivable, which is not an Eligible Receivable, that would qualify as an Eligible Receivable except that the Obligor of which is a government or a governmental subdivision or agency.

                  "Indemnified Amounts" has the meaning assigned to that term in
         Section 10.01.

                  "Indemnified Party" means each of the Investor, the other Owners, the Agent and the Participants and the Affiliates of any of the foregoing.

                  "Investor Investment Fee" has the meaning assigned to that term in Section 2.11.

                  "Investor Rate" for any Fixed Period for any Eligible Asset means one of the following rates, as determined for such Fixed Period in accordance with the terms and conditions of Section 2.02 or 2.04:

                           (i) the CP Rate for such Fixed Period, or

                           (ii) the MTN Fixed Rate for such Fixed Period, or

                           (iii) the MTN Floating Rate in effect from time to
                  time for such Fixed Period;

         provided, however, that if the Owner of such Eligible Asset shall not, at any time and for any reason, fund its Purchase or maintenance of such Eligible Asset for such Fixed Period by its issuing Commercial Paper Notes or Medium Term Notes, the "Investor Rate" for such Fixed Period shall then be the Assignee Rate for such Fixed Period or such other rate as the Agent and the Seller shall agree to in writing; and provided, further, however, that if such Owner so requests and the Seller consents thereto, the "Investor Rate" for any Fixed Period of one day shall be the Assignee Rate for such Fixed Period.

                  "Investor Report" means a report, in substantially the form of Exhibit C hereto, furnished by the Collection Agent to the Agent for each Owner pursuant to Section 2.08.

                  "Liquidation Collection Agent Fee" means for any Eligible Asset at any date an amount equal to (i) the Capital of such Eligible Asset as at such date multiplied by (ii) the product of (a) the percentage per annum as at such date of the Collection Agent Fee and
         (b) a fraction having as its numerator the number of days in the period equal to the sum of the Average Maturity plus the Collection Delay Period (each as in effect at such date) and 360 as its denominator.

                  "Liquidation Day" for any Eligible Asset means either (i) each day during any Settlement Period for such Eligible Asset on which the conditions set forth in Section

         3.02 are not satisfied (and such failure of conditions is not waived in writing by the Agent), provided that such conditions are also not satisfied (and such failure of conditions is not waived in writing by the Agent) on any succeeding day during such Settlement Period, or (ii) each day which occurs on or after the Termination Date for such Eligible Asset.

                  "Liquidation Fee" means, for each Eligible Asset for any Fixed Period (computed without regard to clause (iv) of the definition of "Fixed Period") during which any Liquidation Day or Termination Date for such Eligible Asset occurs and for which the Investor Rate shall be neither the MTN Fixed Rate nor the MTN Floating Rate, the amount, if any, by which (i) the additional Yield (calculated without taking into account any Liquidation Fee) which would have accrued on the reductions of Capital of such Eligible Asset during such Fixed Period (as so computed) if such reductions had remained as Capital, exceeds (ii) the income, if any, received by the Owner of such Eligible Asset from such Owner's investing the proceeds of such reductions of Capital.

                  "Liquidation Yield" means, for any Eligible Asset at any date, an amount equal to the Rate Variance Factor as at such date multiplied by the product of (i) the Capital of such Eligible Asset as at such date and (ii) the product of (a) the Assignee Rate for such Eligible Asset for a Fixed Period deemed to commence at such time for a period of 30 days and (b) a fraction having as its numerator the number of days in the period equal to the sum of the Average Maturity plus the Collection Delay Period (each as in effect at such date) and 360 as its denominator.

                  "Lock-Box Account" means a lock-box account or any other account maintained for the purpose of receiving Collections.

                  "Lock-Box Bank" means any of the banks holding one or more Lock-Box Accounts.

                  "Lock-Box Notice" means a notice, in substantially the form of Exhibit D hereto, from the Seller or Dial, as applicable, to any Lock-Box Bank.

                  "Loss Percentage" means, for any Eligible Asset at any date, the greatest of (i) three times the highest Default Ratio for the Pool Receivables as of the last day of any Accounting Period of the Seller during the twelve Accounting Periods of the Seller (or, to the extent that there are an insufficient number of prior Accounting Periods of the Seller, Dial) immediately preceding such date, (ii) 1.5 times the highest Disputed Item Ratio as of the last day of any Accounting Period of the Seller during the twelve Accounting Periods of the Seller (or, to the extent that there are an insufficient number of Accounting Periods of the Seller, Dial) immediately preceding such date, and (iii) 12%.

                  "Loss Reserve" means, for any Eligible Asset at any date, an amount equal to

                                  LP x (C + YR)


         where:

                  LP       =        the Loss Percentage for such Eligible Asset
                                    at the close of business of the Collection
                                    Agent on such date.

                  C        =        the Capital of such Eligible Asset at the
                                    close of business of the Collection Agent on such date.

                  YR       =        the Yield Reserve for such Eligible Asset at
                                    the close of business of the Collection
                                    Agent on such date.

                  "Loss-to-Liquidation Ratio" means, for the Pool Receivables with respect to any Accounting Period of the Seller for which an Investor Report is sent to the Agent, the ratio (expressed as a percentage and set forth on page three of the Investor Report) computed by dividing (i) the aggregate Outstanding Balance of Pool Receivables written off by the Seller during the three Accounting Periods of the Seller (or, to the extent that there are an insufficient number of Accounting Periods of the Seller, Dial) immediately preceding the last day of such Accounting Period, by (ii) the aggregate Collections during such preceding period of three Accounting Periods of the Seller (or, to the extent that there are an insufficient number of Accounting Periods of the Seller, Dial) for all Pool Receivables.

                  "Medium Term Note" means a promissory note having a term exceeding 270 days but not exceeding three years.

                  "MTN Fixed Rate" for any Fixed Period for any Eligible Asset means the fixed interest rate per annum offered by the Owner of such Eligible Asset in respect of Medium Term Notes issued or to be issued by such Owner for a term (or a remaining term) equal to such Fixed Period and to be used by such Owner to fund the Purchase or maintenance of such Eligible Asset, such fixed interest rate per annum to be notified by or on behalf of such Owner to the Agent and the Collection Agent.

                  "MTN Floating Rate" for any Fixed Period for any Eligible Asset means the floating interest rate per annum (determined by reference to an interest rate formula) in effect from time to time offered by the Owner of such Eligible Asset in respect of Medium Term Notes issued or to be issued by such Owner for a term (or a remaining term) equal to such Fixed Period and to be used by such Owner to fund the Purchase or maintenance of such Eligible Asset, such floating interest rate per annum to be notified by or on behalf of such Owner to the Agent and the Collection Agent.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                  "Net Receivables Pool Balance" means at any time the Outstanding Balance of the Eligible Receivables and Government Receivables in the Receivables Pool at such time reduced by the sum of
         (i) the aggregate Outstanding Balance of the Defaulted Receivables in the Receivables Pool at such time, (ii) the aggregate Outstanding Balance of Pool Receivables at such time which are Disputed Items and have been Disputed Items for more than 61 days, (iii) the aggregate amount by which the Outstanding Balance of all Government Receivables exceeds 10% of the sum of (A) the aggregate Capital of Eligible Assets outstanding at such time, and (B) the aggregate "Capital" of "Eligible Assets" outstanding under the Participant Agreement at such time, and (iv) the aggregate amount by which the Outstanding Balance of all Pool Receivables of each Obligor exceeds the product of the Concentration Limit for such Obligor at such time multiplied by the sum of the aggregate Capital of all Eligible Assets outstanding at such time plus the aggregate "Capital" of all "Eligible Assets" outstanding at such time under the Participant Agreement.

                  "Notice of Purchase and/or Investor Rate" has the meaning assigned to that term in Section 2.04.

                  "Obligations" has the meaning assigned to that term in Section 11.02.

                  "Obligor" means a Person obligated to make payments pursuant to a Contract.

                  "Original Seller Agreement" has the meaning assigned to that term in Preliminary Statement (2).

                  "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

                  "Owner" means, for each Eligible Asset, upon its purchase the Investor as the purchaser thereof and, if applicable, each Participant which shall have purchased from the Investor or any Assignee thereof an undivided interest in such Eligible Asset from time to time; provided, however, that, upon any assignment thereof pursuant to Article IX, the Assignee thereof shall be the Owner thereof.

                  "Parent Group" means Dial and all of its consolidated subsidiaries other than the Seller.

                  "Participant" means a financial institution either as a Participant as defined in and under the Participant Agreement or, at any time for each Eligible Asset, any other Person which at such time shall have purchased from the Investor or any Assignee thereof an undivided interest in such Eligible Asset or shall have made a commitment to the Agent to so purchase such an interest.

                  "Participant Agreement" means the Amended and Restated Trade Receivables Purchase and Sale Agreement, dated as of the date hereof among the Seller, Dial, as collection agent, the financial institutions party thereto as Participants thereunder and Citicorp, individually and as Agent, as the same may, from time to time, be amended, modified or supplemented.

                  "Permitted Transaction" means any transaction permitted under the certificate of incorporation and bylaws of the Seller delivered to the Agent pursuant to Section 3.01, as the same may, from time to time, be amended, modified or otherwise supplemented with the prior written consent of the Agent.

                  "Person" means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity.

                  "Pool Receivable" means a Receivable in the Receivables Pool.

                  "Provisional Liquidation Day" means any day which could be a Liquidation Day but for the proviso in clause (i) of the definition of "Liquidation Day".

                  "Purchase" means a purchase by the Investor of an Eligible Asset from the Seller pursuant to Article II (including, without limitation, Article II of the Original Seller Agreement).

                  "Purchase Documents" means this Agreement, the Certificate, the Lock-Box Notices, the Contribution and Sale Agreement, the Consent and Agreement, the Assignment and Assumption and the Fee Letter, collectively.

                  "Purchase Limit" means $90,000,000, as such amount may be reduced pursuant to Section 2.03.

                  "Rate Variance Factor" means that number which reflects the potential variance in selected interest rates over a period of time designated by the Agent, as shall be computed by the Collection Agent each Accounting Period as set forth in the Investor Report in accordance with the provisions thereof; provided, however, that the "factor" in column 3 of the "Rate Variance Factor" section of such Investor Report may be changed from time to time upon at least five days' prior notice by the Agent to the Collection Agent.

                  "Receivable" means the indebtedness of any Obligor under a Contract arising from a sale by Dial (including, as of August 15, 1996, any and all such indebtedness acquired by Dial from Viad Corp in connection with the Distribution), and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

                  "Receivables Pool" means at any time the aggregation of each then outstanding Receivable in respect of which the Obligor is a Designated Obligor or, as to any Receivable in existence on such date, was a Designated Obligor on the date of any Purchase or reinvestment pursuant to Section 2.06 (including, without limitation, Section 2.06 of the Original Seller Agreement).

                  "Reinvestment Termination Date" for any Eligible Asset means that Business Day which the Seller designates or, if the conditions precedent in Section 3.02 are not satisfied, such Business Day which the Agent designates, as the Reinvestment Termination Date for such Eligible Asset by notice to the Agent (if the Seller so designates) or to the Seller (if the Agent so designates) at least one Business Day prior to such Business Day.

                  "Related Security" means with respect to any Receivable:

                           (i) all of the interest of the Seller or Dial in the
                  merchandise (including returned merchandise), if any, relating to the sale which gave rise to such Receivable;

                           (ii) all other security interests or liens and
                  property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable; and

                           (iii) all guarantees, insurance and other agreements
                  or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise.

                  "Settlement Period" for any Eligible Asset means each period commencing on the first day of each Fixed Period for such Eligible Asset and ending on the last day of such Fixed Period, and, on and after the Termination Date for such Eligible Asset, such period (including, without limitation, a daily period) as shall be selected from time to time by the Agent or, in the absence of any such selection, each period of thirty days from the last day of the immediately preceding Settlement Period; provided, however, that until the Termination Date for such Eligible Asset, during any Fixed Period for such Eligible Asset for which the Investor Rate shall be the MTN Fixed Rate or the MTN Floating Rate, "Settlement Period" for such Eligible Asset means each period ending May 31st or November 30th in each year (or a shorter period if the last day of such Fixed Period shall earlier occur) during such Fixed Period, the initial Settlement Period during such Fixed Period for such Eligible Asset commencing on the first day of such Fixed Period and ending on the earlier of the next May 31st or November 30th of any year, and each subsequent Settlement Period during such Fixed Period for such Eligible Asset commencing on the last day of the immediately preceding Settlement Period for such Eligible Asset and ending on the earlier of (i) the next May 31st of any year, (ii) the next November 30th of any year or
         (iii) the last day of such Fixed Period.

                  "Subordinated Note" means a subordinated promissory note in the form of Exhibit B to the Contribution and Sale Agreement.

                  "Termination Date" for any Eligible Asset means the earlier of
         (i) the Reinvestment Termination Date for such Eligible Asset and (ii) the Facility Termination Date.

                  "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

                  "Viad Corp" means Viad Corp, a Delaware corporation.

                  "Yield" means for each Eligible Asset for any Fixed Period the product of

                              IR x C x ED + LF + BF
                                       BI

         where:

                  IR       =        the Investor Rate for such Eligible Asset
                                    for such Fixed Period (which rate shall be the Assignee Rate, if the Owner of such Eligible Asset shall not, for any reason, fund its Purchase or maintenance of such Eligible Asset for such Fixed Period by its issuing Commercial Paper Notes or

                                    Medium Term Notes and the Seller and the Agent shall not have agreed on another rate).

                  C        =        the Capital of such Eligible Asset during
                                    such Fixed Period.

                  BI       =        that number of days comprising a year which
                                    is the basis for computing the Investor Rate for such Eligible Asset for such fixed period.

                  ED       =        the actual number of days elapsed during
                                    such Fixed Period.

                  LF       =        the Liquidation Fee, if any, for such
                                    Eligible Asset for such Fixed Period.

                  BF       =        the Breakage Fee, if any, for such Eligible
                                    Asset for such Fixed Period;

         provided, however, that no provision of this Agreement or the Certificate shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided, further, that Yield for any Eligible Asset shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

                  "Yield Reserve" for any Eligible Asset at any time means the sum of (i) the Liquidation Yield at such time for such Eligible Asset, plus (ii) the accrued and unpaid Yield for such Eligible Asset, plus
         (iii) the Breakage Reserve for such Eligible Asset.

                  SECTION 1.02. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

                  SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".


                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE PURCHASES

                  SECTION 2.01. Facility. On the terms and conditions hereinafter set forth, the Investor may, in its sole discretion, make Purchases from time to time during the period from the Effective Date to the Facility Termination Date. Under no circumstances shall the Investor make any Purchase if, after giving effect to such Purchase, the aggregate outstanding Capital of Eligible Assets, together with the aggregate outstanding "Capital" of "Eligible Assets" under the Participant Agreement, would exceed the Purchase Limit. The Owner of each Eligible Asset shall, with the proceeds of Collections attributable to such Eligible Asset, reinvest, pursuant to Section 2.06, in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of such Eligible Asset. Nothing in this Agreement shall be deemed to be or construed as a commitment by the Investor to purchase any Eligible Asset at any time.

                  SECTION 2.02. Making Purchases. Each Purchase shall be made on notice from the Seller to the Agent, given not later than 11:00 A.M. (New York City time) on the third Business Day before the date of such Purchase if the Seller requests as the Investor Rate the CP Rate or the Assignee Rate in connection with such Purchase and not later that 11:00 A.M. (New York City time) on the fifth Business Day before the date of such Purchase if the Seller requests as the Investor Rate either the MTN Fixed Rate or the MTN Floating Rate in connection with such Purchase. Each such notice of a proposed Purchase (i) if the Seller requests as the Investor Rate the CP Rate or the Assignee Rate in connection with such Purchase, shall be by telephone, telecopier, telex or cable, specifying the requested (A) amount of such Purchase to be paid to the Seller and (B) Business Day of such Purchase and duration of the initial Fixed Period for the Eligible Asset to be purchased and (ii) if the Seller requests as the Investor Rate either the MTN Fixed Rate or the MTN Floating Rate in connection with such Purchase, shall be by telephone (confirmed immediately in writing) or by telecopier, telegraph, telex or cable, confirmed immediately in writing, in substantially the form of a Notice of Purchase and/or Investor Rate referred to in Section 2.04, specifying therein the requested (A) amount of such Purchase to be paid to the Seller, (B) Business Day of such Purchase and duration of the initial Fixed Period for the Eligible Asset to be purchased and
(C) the other information to establish such Investor Rate as required by Section
2.04. The Investor shall promptly notify the Agent whether it has determined to make such Purchase. The Agent shall promptly thereafter notify the Seller whether the Investor has determined to make such Purchase and whether the conditions for the requested Investor Rate set forth in Section 2.04 have been satisfied. On the date of each Purchase, the Investor shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Agent the amount of its Purchase by deposit of such amount in same day funds to the Agent's Account, and, after receipt by the Agent of such funds, the Agent will cause such funds to be made immediately available to the Seller at Citibank's office at 399 Park Avenue, New York, New York. The Investor shall on the date of each Purchase, and the Owner of each Eligible Asset shall on the first day of each Fixed Period (other than the initial Fixed Period) for such Eligible Asset, notify the Agent of the Investor Rate for such Fixed Period.

                  SECTION 2.03. Termination or Reduction of the Purchase Limit.

                  (a) Optional. The Seller may, upon at least three Business Days' notice to the Agent, terminate in whole or reduce in part the unused portion of the Purchase Limit; provided, however, that for purposes of this
Section 2.03(a), the unused portion of the Purchase Limit shall be computed as the excess of (A) the Purchase Limit immediately prior to giving effect to such termination or reduction over (B) the sum of (i) the aggregate Capital of Eligible Assets outstanding at the time of such computation and (ii) the aggregate "Capital" of "Eligible Assets" outstanding under the Participant Agreement at such time; provided, further, that each partial reduction shall be in an amount equal to $1,000,000 or an integral multiple thereof.

                  (b) Mandatory. On each day on which the Seller shall, pursuant to Section 2.03(a) of the Participant Agreement, reduce in part the unused portion of the Commitments (as defined in the Participant Agreement), the Purchase Limit shall automatically reduce by an equal amount. The Purchase Limit shall automatically terminate in whole on any day on which the Seller shall terminate in whole the Commitments pursuant to Section 2.03(a) of the Participant Agreement.

                  SECTION 2.04. Determination of Investor Rate and Fixed Periods Therefor. (a) The Seller shall request the Investor Rate for each Fixed Period for each Eligible Asset by notice from the Seller to the Agent (i) in the case of the initial Fixed Period for such Eligible Asset, in the notice of the proposed Purchase of such Fixed Asset given by the Seller pursuant to Section
2.02 and (ii) in the case of each subsequent Fixed Period for such Eligible Asset, given not later than 11:00 A.M. (New York City time) on the first day of such Fixed Period if the Seller requests as such Investor Rate the CP Rate and not later than 11:00 A.M. (New York City time) on the fifth Business Day before the first day of such Fixed Period if the Seller requests as such Investor Rate either the MTN Fixed Rate or the MTN Floating Rate. Each such notice (i) if the Seller requests as the Investor Rate the CP Rate, shall be by telephone, telecopier, telex or cable, specifying in accordance with the other provisions of this Section 2.04 the requested Fixed Period and Investor Rate therefor and
(ii) if the Seller requests as the Investor Rate either the MTN Fixed Rate or the MTN Floating Rate, shall be by telephone (confirmed immediately in writing) or by telecopier, telegraph, telex or cable, confirmed immediately in writing, in substantially the form of Exhibit G hereto (a "Notice of Purchase and/or Investor Rate", specifying therein, in accordance with the other provisions of this Section 2.04, the requested Fixed Period and Investor Rate therefor (including, in the case of a requested MTN Floating Rate, the requested "Spread" or "Spread Multiplier", "Interest Rate Base", "Index Maturity", and "Interest Reset Dates", specified in such Notice of Purchase and/or Investor Rate).

                  (b) If the Seller shall request as the Investor Rate for any Fixed Period the CP Rate for such Fixed Period in accordance with subsection (a) above and if the Agent shall approve such request, (i) such Investor Rate shall be the CP Rate for such Fixed Period and (ii) such Fixed Period shall be such number of days, not exceeding 270 days, as the Seller shall request, and the Agent shall so approve; provided, however, that if the Agent shall not have received a notice requesting such Investor Rate, or the Agent shall not have approved such Fixed Period, before 11:00 A.M. (New York City time) on the first day of such Fixed Period and no other Fixed Period or Investor Rate shall be otherwise applicable pursuant to the provisions of this Agreement, such Fixed Period shall be one day and the Investor Rate for such Fixed Period shall be the CP Rate.

                  (c) If the Seller shall request as the Investor Rate for any Fixed Period the MTN Fixed Rate or the MTN Floating Rate for such Fixed Period in accordance with subsection (a) above and if the Agent shall approve such request and if (in the event that clause (ii) of the definition of "Breakage Reserve" contained in Section 1.01 applies) the Seller and the Agent shall have agreed in writing to the computation of the Breakage Reserve for such Fixed Period, (i) such Investor Rate shall be the MTN Fixed Rate or the MTN Floating Rate (with, in the case of the MTN Floating Rate, the "Spread" or "Spread Multiplier", "Interest Rate Base", "Index Maturity", and "Interest Reset Dates", specified in such Notice of Purchase and/or Investor Rate), as so requested, for such Fixed Period and (ii) such Fixed Period shall be such duration, exceeding 270 days but not exceeding three years, as the Seller shall request, and the Agent shall approve, in the Notice of Purchase and/or Investor Rate related thereto; provided, however, that if either (A) the Agent shall not have received such Notice of Purchase and/or Investor Rate, or the Agent shall not have approved such Investor Rate or such Fixed Period, before 11:00 A.M. (New York City time) on the fifth Business Day before the first day of such Fixed Period or (B) on or before the first day of such Fixed Period any Person who has agreed to purchase the Medium Term Notes with reference to which such MTN Fixed Rate or MTN Floating Rate is to be determined hereunder refuses to purchase and pay for such

Medium Term Notes, then such Fixed Period shall be one day and the Investor Rate for such Fixed Period shall be the CP Rate.

                  (d) Anything herein to the contrary notwithstanding, if the provisions of the definition of "Investor Rate" contained in Section 1.01 shall specify that the Investor Rate for any Fixed Period shall be the Assignee Rate (or such other rate as the Agent and the Seller may agree to in writing), the Investor Rate for such Fixed Period shall be the Assignee Rate (or such other rate) for such Fixed Period.

                  SECTION 2.05. Eligible Asset. (a) Each Eligible Asset shall be initially computed as of the opening of business of the Collection Agent on the date of Purchase of such Eligible Asset. Thereafter until the Termination Date for such Eligible Asset, such Eligible Asset shall be automatically adjusted as of the close of business of the Collection Agent on each day (other than a Liquidation Day). Such Eligible Asset shall remain constant from the time as of which any such adjustment or readjustment is made until the time as of which the next such readjustment, if any, shall be made. Any Eligible Asset, as adjusted as of the day immediately preceding the Termination Date for such Eligible Asset, shall remain constant at all times on and after such Termination Date. Such Eligible Asset shall become zero at such time as the Owner of such Eligible Asset shall have received the accrued Yield for such Eligible Asset and shall have recovered the Capital of such Eligible Asset, and the Collection Agent shall have received the accrued Collection Agent Fee for such Eligible Asset.

                  (b) If any Eligible Asset would otherwise be reduced on any day on account of Receivables arising as or becoming Pool Receivables, the Owner of such Eligible Asset may prevent such reduction by giving notice to the Collection Agent, before the close of business of the Collection Agent on such day, that such Eligible Asset's interest in such Receivables is to be limited so as to prevent such reduction. If such notice is given for any day for any Eligible Asset, the Receivables Pool for such Eligible Asset, and the Net Receivables Pool Balance for such Eligible Asset, will include, with respect to Receivables arising as or becoming Pool Receivables on such day, only such number of such Receivables or such portion of such Receivables as shall cause such Eligible Asset to remain constant, such Receivables or portion thereof being included in the Receivables Pool for such Eligible Asset in the order of the Seller's account numbers for such Receivables up to an aggregate amount so as to cause such Eligible Asset to remain constant, and the remainder of such Receivables or portion thereof shall be treated as Receivables arising on the next succeeding Business Day.

                  SECTION 2.06. Non-Liquidation Settlement Procedures. On each day (other than a Liquidation Day or a Provisional Liquidation Day) during each Settlement Period for each Eligible Asset, the Collection Agent shall: (i) out of Collections of Pool Receivables attributable to such Eligible Asset received on such day, set aside and hold in trust for the Owner of such Eligible Asset an amount equal to the Yield and Collection Agent Fee accrued through such day for such Eligible Asset and not so previously set aside and (ii) reinvest the remainder of such Collections, for the benefit of such Owner, by recomputation of such Eligible Asset pursuant to Section 2.05 as of the end of such day and the payment of such remainder to the Seller; provided, however, that, to the extent that the Agent or any Owner shall be required for any reason to pay over any amount of Collections which shall have been previously reinvested for the account of such Owner pursuant hereto, such amount shall be deemed not to have been so applied but rather to have been retained by the Seller and paid over for the account of such Owner and, notwithstanding any provision hereof to the contrary, such Owner shall have a claim for such amount. On the last day of each Settlement Period for each

Eligible Asset, the Collection Agent shall deposit to the Agent's Account for the account of the Owner of such Eligible Asset the amounts set aside as described in clause (i) of the first sentence of this Section 2.06. Upon receipt of such funds by the Agent, the Agent shall distribute them to the Owner of such Eligible Asset in payment of the accrued Yield for such Eligible Asset and to the Collection Agent in payment of the accrued Collection Agent Fee payable with respect to such Eligible Asset. If there shall be insufficient funds on deposit for the Agent to distribute funds in payment in full of the aforementioned amounts, the Agent shall distribute funds, first, in payment of the accrued Yield for such Eligible Asset, and second, in payment of the accrued Collection Agent Fee payable with respect to such Eligible Asset.

                  SECTION 2.07. Liquidation Settlement Procedures. On each Liquidation Day and on each Provisional Liquidation Day during each Settlement Period for each Eligible Asset, the Collection Agent shall set aside and hold in trust for the Owner of such Eligible Asset the Collections of Pool Receivables attributable to such Eligible Asset received on such Day. On the last day of each Settlement Period for each Eligible Asset, the Collection Agent shall deposit to the Agent's Account for the account of the Owner of such Eligible Asset the amounts set aside pursuant to the preceding sentence but not to exceed the sum of (i) the accrued Yield for such Eligible Asset (including, without limitation, the Breakage Fee for such Eligible Asset then payable pursuant to
Section 2.14), (ii) the Capital of such Eligible Asset, (iii) the accrued Collection Agent Fee payable with respect to such Eligible Asset and (iv) the aggregate amount of other amounts owed hereunder by the Seller to the Owner of such Eligible Asset. Any amounts set aside pursuant to the first sentence of this Section 2.07 and not required to be deposited to the Agent's Account pursuant to the preceding sentence shall be paid to the Seller by the Collection Agent; provided, however, that if amounts are set aside pursuant to the first sentence of this Section 2.07 on any Provisional Liquidation Day which is subsequently determined not to be a Liquidation Day, such amounts shall be applied pursuant to the first sentence of Section 2.06 on the day of such subsequent determination. Upon receipt of funds deposited to the Agent's Account pursuant to the second sentence of this Section 2.07, the Agent shall distribute them (i) to the Owner of such Eligible Asset (a) in payment of the accrued Yield for such Eligible Asset, (b) in reduction (to zero) of the Capital of such Eligible Asset and (c) in payment of any other amounts owed by the Seller hereunder to such Owner and (ii) to the Collection Agent in payment of the accrued Collection Agent Fee payable with respect to such Eligible Asset. If there shall be insufficient funds on deposit for the Agent to distribute funds in payment in full of the aforementioned amounts, the Agent shall distribute funds, first, in payment of the accrued Yield for such Eligible Asset (but, in the case of the Breakage Fee for such Eligible Asset, only to the extent the Agent shall elect to pay such Breakage Fee from Collections attributable to such Eligible Asset under this Section 2.07 rather than from other funds pursuant to
Section 2.14), second, in reduction of Capital of such Eligible Asset, third, in payment of other amounts payable to such Owner, and fourth, in payment of the accrued Collection Agent Fee payable with respect to such Eligible Asset.

                  SECTION 2.08. General Settlement Procedures. If on any day the Outstanding Balance of a Pool Receivable is either (a) reduced as a result of any defective, rejected or returned merchandise, insurance or services, any cash discount, or any adjustment by the Seller or any of its Affiliates, or (b) reduced or cancelled as a result of a setoff in respect of any claim by the Obligor thereof against the Seller or any of its Affiliates (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation. If on any day any of the representations or warranties in Section 4.01(g) is no longer true with respect to a Pool Receivable, the Seller shall be deemed to have received on such day a Collection in full of such Pool Receivable. Except as stated in the preceding sentences of this Section 2.08 or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Receivable shall be applied to Receivables then outstanding of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, except if payment is designated by such Obligor for application to specific Receivables. Prior to the twelfth Business Day following each Accounting Period, the Collection Agent shall prepare and forward to the Agent for each Owner of an Eligible Asset an Investor Report, relating to each Eligible Asset, as of the close of business of the Collection Agent on the last day of the immediately preceding Accounting Period. On or prior to the day the Collection Agent is required to make a deposit with respect to a Settlement Period pursuant to Section 2.06 or 2.07, the Seller will advise the Agent of each Liquidation Day and each Provisional Liquidation Day occurring during such Settlement Period and of the allocation of the amount of such deposit to each outstanding Eligible Asset; provided, however, that, if the Seller is not the Collection Agent, the Seller shall advise the Collection Agent of the occurrence of each such Liquidation Day and each Provisional Liquidation Day occurring during such Settlement Period on or prior to such day.

                  SECTION 2.09. Payments and Computations, Etc. All amounts to be paid or deposited by the Seller hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 A.M. (New York City time) on the day when due in lawful money of the United States of America in same day funds to the Agent's Account. The Seller shall, to the extent permitted by law, pay to the Agent interest on all amounts not paid or deposited when due hereunder at 2% per annum above the Alternate Base Rate in effect from time to time, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Such interest shall be retained by the Agent except to the extent that such failure to make a timely payment or deposit has continued beyond the date for distribution by the Agent of such overdue amount to an Owner of an Eligible Asset, in which case such interest accruing after such date shall be for the account of, and distributed by the Agent to, the Owners ratably in accordance with their respective interests in such overdue amount. All computations of interest and all computations of Yield, Liquidation Yield and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed except that (i) computations of the MTN Fixed Rate and Yield computed by reference to the MTN Fixed Rate shall be made on the basis of a 360-day year consisting of twelve 30-day months and (ii) computations of any MTN Floating Rate and Yield computed by reference to any MTN Floating Rate shall be made on the basis for the computation of interest applicable to the Medium Term Notes with reference to which such MTN Floating Rate is determined hereunder.

                  SECTION 2.10. Dividing or Combining of Eligible Assets. The Seller may, on notice received by the Agent not later than 11:00 A.M. (New York City time) three Business Days before the last day of any Fixed Period for any then existing Eligible Asset ("Existing Eligible Asset"), divide such Existing Eligible Asset on such last day into two or more new Eligible Assets, each such new Eligible Asset having Capital as designated in such notice and all such new Eligible Assets collectively having aggregate Capital equal to the Capital of such Existing Eligible Asset. The Seller may, on notice received by the Agent not later than 11:00 A.M. (New York City time) three Business Days before the last day of any Fixed Periods ending on the same day for two or more Existing Eligible Assets owned by the same Owner or the date of any proposed Purchase (if the last day of such Fixed Period is the date of such proposed Purchase), either
(i) combine such Existing Eligible Assets or (ii) combine such Existing Eligible Asset or Eligible Assets, if owned by the Investor, and such proposed Eligible Asset to be purchased, on such last day into one new Eligible Asset, such new Eligible Asset having Capital equal to the aggregate Capital of such Existing Eligible Assets, or such Existing Eligible Asset or Eligible Assets and such proposed Eligible Asset, as the case may be. On and after any division or combination of Eligible Assets as described above, each of the new Eligible Assets resulting from such division, or the new Eligible Asset resulting from such combination, as the case may be, shall be a separate Eligible Asset having Capital as set forth above, and shall take the place of such Existing Eligible Asset or Eligible Assets or proposed Eligible Asset, as the case may be, in each case under and for all purposes of this Agreement, and the Agent shall annotate the Certificate accordingly.

                  SECTION 2.11. Fees. (a) The Seller shall pay, from the Effective Date until the later of the Facility Termination Date or the date on which all Capital of all Eligible Assets is reduced to zero, the following fees:

                           (i) to the Agent an administration fee (the
                  "Administration Fee") referred to and in the amount specified in the Fee Letter, and

                           (ii) to the Agent for the account of the Investor the
                  Investor investment fee (the "Investor Investment Fee"), referred to and in the amount specified in the Fee Letter.

The Administration Fee is payable in arrears monthly on the last day of each month during the term of this Agreement and on the later of the Facility Termination Date or the date on which all Capital of all Eligible Assets is reduced to zero. The Investor Investment Fee is payable in arrears annually on the last Business Day of November of each year and on the later of the Facility Termination Date or the date on which all Capital of all Eligible Assets is reduced to zero.

                  (b) Each Owner shall pay to the Collection Agent a collection fee (the "Collection Agent Fee") of 1/4 of 1% per annum on the average daily amount of Capital of each Eligible Asset owned by such Owner, from the date thereof until the later of the Facility Termination Date or the date on which such Capital is reduced to zero, payable on the last day of each Settlement Period for such Eligible Asset; provided, however, that, upon three Business Days' notice to the Agent, the Collection Agent may (if not the Seller or any of its Affiliates) elect to be paid, as such fee, another percentage per annum on the average daily amount of Capital of each such Eligible Asset, but in no event in excess of 110% of the costs and expenses referred to in Section 6.02(b); and provided, further, that such fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Sections 2.06 and 2.07.

                  (c) The Seller shall also pay to the Agent for the account of each Indemnified Party, from time to time on demand by the Agent, the Capital Adequacy Fee for such Indemnified Party as specified by the Agent.

                  SECTION 2.12. Increased Costs. If, due to either (i) any change in Regulation D of the Board of Governors of the Federal Reserve System (to the extent any cost incurred pursuant to such regulation is not included in the calculation of Adjusted LIBO Rate), (ii) the introduction of or any change in or in the interpretation of any law or regulation or (iii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to (or, in the case of Regulation D of the Board of Governors of the Federal Reserve System, there shall be imposed a cost on) any Indemnified Party of agreeing to make or making the Purchases or purchases of interests therein or maintaining Eligible Assets hereunder or interests therein hereunder or under the Participant Agreement, or, in the case of any Indemnified Party which is a Participant, under any agreement entered into by such Participant with respect to this Agreement or the Participant Agreement, then the Seller shall from time to time, upon demand, and delivery to the Seller of the certificate referred to in the last sentence of this Section 2.12, by such Indemnified Party (or by the Agent for the account of such Indemnified Party) (with a copy of such demand and certificate to the Agent), pay to the Agent for the account of such Indemnified Party additional amounts sufficient to compensate such Indemnified Party for such increased or imposed cost. Each Indemnified Party party hereto agrees to use its best efforts promptly to notify the Seller of any event referred to in clause (i), (ii) or (iii) above, provided that the failure to give such notice shall not affect the rights of any Indemnified Party under this Section 2.12. A certificate in reasonable detail as to the basis for and the amount of such increased cost, submitted to the Seller and the Agent by such Indemnified Party (or by the Agent for the account of such Indemnified Party) shall be conclusive and binding for all purposes, absent manifest error. Amounts required to be paid by the Seller pursuant to this Section 2.12 shall be paid in addition to, and without duplication of, any amounts required to be paid pursuant to Section 2.11(c).

                  SECTION 2.13. Extension of Expiry Date. On or after the date 30 days prior to the Expiry Date then in effect, but prior to the date 20 days prior to such Expiry Date, the Seller may, at its option, deliver to the Agent a signed copy of an extension request (an "Extension Request") in the form of Exhibit F annexed hereto requesting an extension of the Expiry Date for a period of 364 days (each an "Extension Period"). On or before the date which occurs 10 days after the date on which the Agent shall have received an Extension Request, the Agent may, in its sole discretion, elect to extend the Expiry Date for the Extension Period. If the Agent does so elect to extend the Expiry Date for an Extension Period, the Expiry Date will be extended for such Extension Period. If the Agent has not replied in writing to the Seller by the date 10 days after the date on which the Agent shall have received an Extension Request, the Agent shall be deemed not to have consented to the extension of the Expiry Date and the Expiry Date then in effect shall remain in effect and shall not be extended.

                  SECTION 2.14. Breakage Fee and Indemnity. If any Liquidation Day, or the Termination Date, for any Eligible Asset shall occur during any Fixed Period (computed, for purposes of this Section 2.14, without regard to clause (iv) of the definition of "Fixed Period" contained in Section 1.01) for such Eligible Asset and the Investor Rate for such Fixed Period for such Eligible Asset shall be the MTN Fixed Rate or the MTN Floating Rate for such Fixed Period, the Seller hereby agrees as follows:

                           (a) The Seller shall, if "F" (as defined below) shall
                  be greater than "R" (as defined below), pay to the Owner a fee (the "Breakage Fee" for such Eligible Asset) to be computed cumulatively as of each Fee Determination Date for such Eligible Asset as follows:

                                    [C x (F-R)] x [1 - (1 + R/f)-n]
                                    [      f  ]   [     R/f       ]
         where:

                  C        =        the amount by which Capital of such Eligible
                                    Asset is reduced on such Fee Determination
                                    Date.

                  F        =        if the Investor Rate for such Fixed Period
                                    shall be the MTN Fixed Rate, the MTN Fixed
                                    Rate for such Eligible Asset for such Fixed
                                    Period; and if the Investor Rate for such Fixed Period shall be the MTN Floating Rate, the MTN Floating Rate for such Eligible
                                    Asset in effect on such Fee Determination
                                    Date for such Eligible Asset.

                  R        =        the highest rate of interest (which will be
                                    a fixed interest rate if the MTN Fixed Rate shall apply for such Fixed Period, and which will be a floating interest rate, based on the same "Interest Rate Base" (as identified in the related Notice of Purchase and/or
                                    Investor Rate) and in effect on such Fee
                                    Determination Date, if the MTN Floating Rate shall apply for such Fixed Period) at which the Agent on behalf of the Owner shall be permitted under the Owner's credit and investment policy to reinvest on such Fee
                                    Determination Date the amount of "C" above;
                                    provided, however, that "R" shall not be less than the yield to maturity of U.S.
                                    Treasury notes trading closest to par value and maturing within three months of the last day of such Fixed Period.

                  f        =        the frequency per year (maximum amount of
                                    times per year) that Yield for such Eligible
                                    Asset for such Fixed Period shall be
                                    payable.

                  n        =        the number of originally scheduled
                                    Settlement Periods (in whole or in part) remaining in such Fixed Period from such Fee
                                    Determination Date to the last day of such Fixed Period.

         The portion of the Breakage Fee for such Eligible Asset computed as of each Fee Determination Date for such Eligible Asset shall be payable by the Seller within three Business Days after such Fee Determination Date.

                  (b) The Seller shall, in addition to paying the Breakage Fee for such Eligible Asset for such Fixed Period, indemnify and hold harmless the Owner of such Eligible Asset for all losses, costs, liabilities and expenses which such Owner may incur as a result of the occurrence of such Liquidation Day or Termination Date and for which such Owner is not compensated by the payment of such Breakage Fee.

                                   ARTICLE III

                             CONDITIONS TO PURCHASES

                  SECTION 3.01. Conditions Precedent to Initial Purchase. This Amended and Restated Trade Receivables Purchase and Sale Agreement shall become effective upon, and only upon, the Agent's receipt of (i) counterparts of this Agreement executed by the Seller, the Collection Agent, the Investor and the Agent, (ii) payment of the "Administrative Fee" and the

"Investor Investment Fee" under and as defined in the Original Seller Agreement, accrued to and including the Effective Date (as defined below), and (iii) the following, each (unless otherwise indicated) dated, or dated as of or effective as of, February 12, 1997 (such date being the "Effective Date"), in form and substance satisfactory to the Agent:

                  (a) The Certificate, executed by the Seller;

                  (b) The Contribution and Sale Agreement, duly executed by Dial and the Seller, together with:

                           (i) Proper financing statements (Form UCC-1) naming
                  Dial, as seller, the Seller, as purchaser, and the Agent, as assignee, to be filed within 10 days following the Effective Date, or other similar instruments or documents, as may be necessary or, in the opinion of the Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Seller's interests created or purported to be created by the Contribution and Sale Agreement;

                           (ii) Acknowledgment copies or stamped receipt copies
                  of proper Financing Statements (Form UCC-3), if any, necessary to release all security interests and similar rights of any Person in the Receivables, Related Security, Collections or Contracts previously granted by Dial;

                           (iii) Completed requests for information, dated a
                  date reasonably near to the Effective Date, listing all effective financing statements which name Dial (under its present name and any previous names) as debtor or seller and which are filed in the jurisdictions in which filings were made pursuant to subsection (c)(i) or (c)(ii) above, together with copies of such financing statements (none of which, except those filed pursuant to subsection (c)(i) above and except those filed pursuant to the Original Seller Agreement, shall cover any Receivables, Related Security, Collections or Contracts); and

                           (iv) The Consent and Agreement with respect hereto
                  and to the Certificate, the Participant Agreement and the "Certificate" thereunder, duly executed by Dial.

                  (c) A copy of the resolutions adopted by either the Board of Directors, or in the case of Dial, the Executive Committee of the Board of Directors of (i) Dial approving this Agreement, the Contribution and Sale Agreement and the other Purchase Documents and other documents to be delivered by it hereunder and the transactions contemplated hereby and (ii) the Seller approving this Agreement, the Certificate and the other Purchase Documents and other documents to be delivered by it hereunder and the transactions contemplated hereby, in each case certified by its Secretary or Assistant Secretary;

                  (d) A certificate of the Secretary or Assistant Secretary of
         (i) Dial, certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement, the Contribution and Sale Agreement and the other Purchase Documents and the other documents to be delivered by it hereunder and thereunder and (ii) the Seller certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement, the Certificate and the other Purchase Documents and other documents to be delivered by it hereunder and thereunder (on which certificates the Agent and each Owner may conclusively rely until such time as the Agent shall receive from Dial or the Seller, as the case may be, a revised certificate meeting the requirements of this subsection (d));

                  (e) A copy of the charter of Dial and the Seller, in each case certified to be a true and correct copy by the Secretary of State of its state of incorporation;

                  (f) A copy of the by-laws of Dial and the Seller, in each case certified to be a true and correct copy by its Secretary or Assistant Secretary;

                  (g) Acknowledgment copies of proper Financing Statements naming the Seller as debtor and Citicorp, as Agent, as secured party, with respect to Receivables sold and to be sold by the Seller and duly filed under the UCC of the State of Arizona;

                  (h) Acknowledgment copies of proper financing statement releases, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by the Seller;

                  (i) UCC Search Report dated a date reasonably near to the Effective Date, certified by the Secretary of State of Arizona by a search service acceptable to the Agent, together with copies of all financing statements on file with the office of such Secretary of State (none of which shall cover any Receivables, Contracts or Related Security);

                  (j) Undated copies of Lock-Box Notices to the Lock-Box Banks, executed by the Seller;

                  (k) The Fee Letter, executed by the Seller;

                  (l) (i) A favorable opinion of William A. Arbitman, Associate General Counsel of Dial, in substantially the form of Exhibit E-1 hereto and (ii) a favorable opinion of Brown & Bain, special Arizona counsel to Dial, in substantially the form of Exhibit E-2 hereto, and, in each case, as to such other matters as the Agent may reasonably request;

                  (m) A favorable opinion of Shearman & Sterling, counsel for the Agent, as the Agent may reasonably request; and

                  (n) The Assignment and Assumption, duly executed by Dial and the Seller and consented to by the Investor, Citibank, Citicorp and the Agent.

                  SECTION 3.02. Conditions Precedent to All Purchases and Reinvestments. Each Purchase hereunder and the right of the Collection Agent to reinvest in Pool Receivables those Collections attributable to an Eligible Asset pursuant to Sections 2.06 or 2.07 shall be subject to the conditions precedent that (a) with respect to any such Purchase, on or prior to the date of such Purchase, the Collection Agent shall have delivered to the Agent, in form and substance satisfactory to the Agent, a completed Investor Report, dated within 30 days prior to the date of such Purchase, together with a listing by Obligor of all Pool Receivables and such additional information as may be reasonably requested by the Agent, and (b) on the date of such Purchase or reinvestment the following statements shall be true (and the Seller by accepting the amount of such Purchase or by receiving the proceeds of such reinvestment shall be deemed to have certified that):

                  (i) The representations and warranties contained in Section
         4.01 hereof and in the Contribution and Sale Agreement are correct on and as of such day as though made on and as of such date,

                  (ii) No event has occurred and is continuing, or would result from such Purchase or reinvestment, which constitutes an Event of Investment Ineligibility or would constitute an Event of Investment Ineligibility but for the requirement that notice be given or time elapse or both,

                  (iii) The Agent shall not have delivered to the Seller a notice that the Investor shall not make any further Purchases hereunder and/or that the Collection Agent shall not reinvest in any Pool Receivables on behalf of the Investor, and

                  (iv) On such date, all of Dial's long-term public senior debt securities are rated (A) at least BBB- by Standard & Poor's Ratings Group and (B) if such a rating has been issued by Moody's Investors Service and is then in effect, at least Baa3 by Moody's Investors Service, and (c) the Agent shall have received such other approvals, opinions or documents as the Agent may reasonably request.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 4.01. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

                  (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified except where the failure to so qualify would not have a material adverse effect on the business of the Seller. All the issued and outstanding shares of stock of the Seller are owned by Dial free and clear of any Adverse Claim.

                  (b) The execution, delivery and performance by the Seller of this Agreement, the Certificate and all Purchase Documents and other instruments and documents to be delivered by it hereunder, and the transactions contemplated hereby and thereby, and the Seller's use of the proceeds of Purchases, are within the Seller's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Seller's charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Seller, and do not result in or require the creation of any Adverse Claim (other than pursuant hereto) upon or with respect to any of its


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         properties; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

                  (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of this Agreement, the Certificate or any other Purchase Document or other document or instrument to be delivered hereunder, except for the filing of the Financing Statements referred to in Sections 3.01(b) and (g), all of which shall have been duly made and shall be in full force and effect.

                  (d) This Agreement constitutes, and the Certificate and each other Purchase Document to be delivered by the Seller when delivered hereunder shall constitute, the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally.

                  (e) There are no actions, suits or proceedings pending, or to the knowledge of the Seller threatened, against or affecting the Seller or any subsidiary, or the property of the Seller or of any subsidiary, in any court, or before any arbitrator of any kind, or before or by any governmental body, which might reasonably be expected to materially adversely affect the financial condition of the Seller or the Seller and its consolidated subsidiaries taken as a whole or materially adversely affect the ability of the Seller to perform its obligations under this Agreement or the Certificate or any other Purchase Document, or which purports to affect the legality, validity or enforceability of any Purchase Document; neither the Seller nor any subsidiary is in default with respect to any order of any court, arbitrator or governmental body except for defaults with respect to orders of governmental agencies which defaults are not material to the business or operations of the Seller or any subsidiary.

                  (f) No proceeds of any Purchase will be used by the Seller to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934.

                  (g) Each Pool Receivable is (i) together with the Contract related thereto owned by the Seller free and clear of any Adverse Claim except as provided for herein and (ii) an Eligible Receivable or a Government Receivable; upon each Purchase or reinvestment, the Owner making such Purchase or reinvestment will acquire a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Eligible Asset in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto free and clear of any Adverse Claim except as provided hereunder; and no effective financing statement or other instrument similar in effect covering any Pool Receivable or the Related Security or Collections with respect thereto is on file in any recording office except such as may be filed in favor of Citicorp, as Agent, in accordance with this Agreement (or the Original Seller Agreement) or the Participant Agreement.

                  (h) The pro-forma balance sheet of the Seller as at February 12, 1997, copies of which have been furnished to the Agent and the Investor fairly present the


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         financial condition of the Seller as at such date, all in accordance with generally accepted accounting principles consistently applied, and as of the Effective Date there has been no material adverse change in such condition.

                  (i) Each Investor Report (if prepared by Dial, the Seller or any Affiliate thereof, or to the extent that information contained therein is supplied by Dial, the Seller or any Affiliate thereof), information, exhibit, financial statement, document, book, record or report furnished at any time by the Seller to the Agent or any Owner in connection with this Agreement is accurate in all material respects as of its date or (except as otherwise disclosed to the Agent or such Owner, as the case may be, at such time) as of the date so furnished, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

                  (j) The chief place of business and chief executive office of the Seller and the offices where the Seller keeps all its books, records and documents evidencing Pool Receivables or the related Contracts are located at the addresses specified for the Seller in
         Schedule I hereto (or at such other locations, notified to the Agent in accordance with Section 5.01(f), in jurisdictions where all action required by Section 6.05 has been taken and completed).

                  (k) The names and addresses of all the Lock-Box Banks, together with the account numbers of the lock-box or other accounts of the Seller or Dial at such Lock-Box Banks, are specified for the Seller and Dial, respectively, in Schedule II hereto (or at such other Lock-Box Banks and/or with such other lock-box or other accounts as have been notified to the Agent in accordance with Section 5.03(d)).

                  (l) Each purchase of an Eligible Asset hereunder, and each reinvestment of Collections in Pool Receivables made hereunder, will constitute (i) a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended, and (ii) a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of
         Section 3(c)(5) of the Investment Company Act of 1940, as amended.

                  (m) The Seller has no subsidiaries and does not own or hold, directly or indirectly, any capital stock or equity security of, or any equity interest in, any other Person and has conducted no other business except for the execution and delivery of the Contribution and Sale Agreement, the Assignment and Assumption and this Agreement and the Participant Agreement and the acquisition of Receivables and sales of interests therein contemplated thereunder and hereunder, and such other activities as are incidental to the foregoing.

                  (n) The Contribution and Sale Agreement and the Assignment and Assumption are the only agreements pursuant to which the Seller purchases Receivables from Dial and each Receivable in which an interest is sold hereunder has been purchased under the Contribution and Sale Agreement or the Assignment and Assumption. The Seller has given the Agent true, correct and complete copies of the Contribution and Sale Agreement and the Assignment and Assumption, which agreements are in full force and effect, and there are no written or oral understandings


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
         which would vary, waive or otherwise modify the terms thereof except those which have been approved in writing by the Agent.

                  (o) The Seller is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could reasonably be expected to have, and no provision of applicable law or governmental regulation could reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, operations, properties or prospects of the Seller, or may reasonably be expected to have such an effect on the ability of the Seller to carry out its obligations hereunder or under the Contribution and Sale Agreement, and (ii) neither the Seller nor, to the best of the knowledge of the Seller, any other party is in default under or with respect to the Contribution and Sale Agreement or any other contract, agreement, lease or other instrument to which the Seller is a party and which is material to the Seller's condition (financial or otherwise), business, operations, properties or prospects, and neither the Seller nor any such other party has delivered or received any notice of default thereunder.

                  (p) The Seller has advised its independent certified public accountants that the Agent and the Owners have been authorized to review and discuss with such accountants, upon the written request of the Agent, any and all financial statements and other information that they may have reasonably requested with respect to the Seller and has directed such accountants to comply with any reasonable request of the Agent for such information.

                  (q) The Seller has no tradenames, fictitious names, assumed names or "doing business as" names.

                  (r) The Seller is operated as an entity separate from Dial and each other member of the Parent Group and, towards such end, the
         Seller:

                           (i) has its own board of directors the composition of
                  which is not identical to that of the Board of Directors of any member of the Parent Group, even though some if not all of the Seller's directors serve as directors of various members of the Parent Group;

                           (ii) has at least one officer who is responsible for
                  the day-to-day management of its affairs;

                           (iii) has separate and clearly delineated office
                  space evidenced by a written lease or sub-lease;

                           (iv) maintains books and records of account
                  (including financial records) which are separate from each other member of the Parent Group and maintains its assets in a manner which facilitates their identification and segregation from those of any other member of the Parent Group;

                           (v) has a separate telephone number which will be
                  answered only in its own name and has all office furniture, fixtures and equipment necessary to operate its business which furniture, fixtures and equipment are either owned by the Seller or leased pursuant to written leases or otherwise subject to access


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
                  through written servicing arrangements;

                           (vi) conducts all intercompany transactions with all
                  members of the Parent Group on a separate and independent basis;

                           (vii) has not guaranteed any obligations of any
                  member of the Parent Group, and has not held itself out as responsible for debts of any such Person or for the decisions or actions with respect to the business and affairs of any such Person;

                           (viii) has not permitted the commingling or pooling
                  of its funds or other assets with the funds or assets of any member of the Parent Group;

                           (ix) has separate deposit and other bank accounts in
                  its own name (or in the name of the Agent) to which no member of the Parent Group (other than the Collection Agent) has access and does not at any time pool any of its funds with those of the Parent Group;

                           (x) pays its own operating expenses and liabilities
                  from its own funds;

                           (xi) has agreed with other members of the Parent
                  Group to reimburse such members for shared corporate operating services and expenses, including legal and auditing expenses, accounting and payroll services, and the participation, if any, of the Seller's employees in the pension plans of the Parent Group) on a basis reasonably related to actual use or the value of services rendered, except that expenses of Dial which relate to its duties as Collection Agent shall be reimbursed through payment of the Collection Agent Fee;

                           (xii) conducts all of its business (whether in
                  writing or orally) solely in its own name and, in the case of written correspondence, under its own letterhead; and

                           (xiii) practices and adheres to corporate formalities
                  such as complying with its certificate of incorporation and bylaws, the holding of regularly scheduled board of director meetings and the keeping of corporate minutes to reflect the same.

                  (s) The Seller has been adequately capitalized in light of its business and, at the time of each Purchase hereunder, (i) is not "insolvent" (as such term is defined in the United States Bankruptcy
         Code), (ii) is able to pay its debts as they mature and (ii) does not have unreasonably small capital for the business in which it is engaged.


                                   ARTICLE V

                         GENERAL COVENANTS OF THE SELLER

                  SECTION 5.01. Affirmative Covenants of the Seller. Until the later of the Facility Termination Date and the date upon which no Capital for any Eligible Asset shall be


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
existing, the Seller will, unless the Agent shall otherwise consent in writing:

                  (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders with respect to it, its business and properties and all Pool Receivables and related Contracts.

                  (b) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect the interests of the Owners or the Agent hereunder or in the Pool Receivables, or the ability of the Seller or the Collection Agent to perform their respective obligations hereunder or under any other Purchase Document or any Contract.

                  (c) Audits. (i) At any time and from time to time during regular business hours, permit the Agent, or its agents or representatives, (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller or Dial relating to Pool Receivables, including, without limitation, the related Contracts, and (B) to visit the offices and properties of the Seller or Dial for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Pool Receivables or the Seller's or Dial's performance hereunder with any of the officers or employees of the Seller or Dial having knowledge of such matters.

                  (ii) Within 120 days after the end of each fiscal year of the Seller, cause its independent auditors to perform, at the Seller's expense, an audit (in a scope and form reasonably requested by the Agent) of the records in respect of the Pool Receivables and Collections thereof and the performance by the Seller of its obligations, covenants and duties under this Agreement and the other Purchase Documents.

                  (d) Keeping of Records and Books of Account. Maintain and implement or cause to be maintained and implemented, administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

                  (e) Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables.

                  (f) Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Receivables and all Contracts related thereto (and all original documents relating thereto), at the address(es) of the Seller referred to in Section 4.01(j) or, upon 30 days'


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
         prior written notice to the Agent, at such other locations in a jurisdiction where all action required by Section 6.05 shall have been taken and completed.

                  (g) Credit and Collection Policies. Comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

                  (h) Collections. Instruct all Obligors to cause all Collections to be deposited directly to a Lock-Box Account or paid to the Seller, and if the Seller shall receive any Collections (including without limitation Collections deemed to have been received pursuant to
         Section 2.08 or Section 10.02), deposit, or cause to be deposited, such Collections directly to a Lock-Box Account within one Business Day following its receipt (or deemed receipt) thereof.

                  (i) Separate Identity. Take all actions reasonably required to maintain itself as an entity separate from the members of the Parent Group, including such actions as are necessary to ensure that the representations and warranties contained in Section 4.01(r) remain true and correct at all times.

                  (j) Purchase of Pool Receivables from Dial. With respect to each Pool Receivable outstanding from time to time pay to Dial (in accordance with the Contribution and Sale Agreement or the Assignment and Assumption) an amount which constitutes fair consideration and approximates fair market value for such Pool Receivable and in a sale the terms and conditions of which (including, without limitation, the purchase price thereof) reasonably approximate an arm's-length transaction between unaffiliated parties.

                  (k) Nature of Business and Permitted Transactions. Engage solely in the following businesses and transactions, directly or indirectly: (i) purchasing Receivables and Related Security from Dial and selling interests in such Receivables and Related Security to the Owners hereunder and under the Participant Agreement and the other transactions permitted or contemplated hereby and thereby and (ii) taking actions, and engaging in the transactions, necessary in connection with any Permitted Transaction.

                  (l) Receivables Contribution and Sale Agreement. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contribution and Sale Agreement, maintain the Contribution and Sale Agreement in full force and effect, enforce the Contribution and Sale Agreement in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent, and make to any party to the Contribution and Sale Agreement such demands and requests for information and reports or for action as the Seller is entitled to make thereunder and as may be from time to time reasonably requested by the Agent.

                  (m) Compliance with Charter and Bylaws. Without limiting the generality of Section 5.01(i) above, maintain in place all policies and procedures, and take and continue to take, all actions described in and forming the basis of Section 4.01(r), and comply with, and cause compliance with, the provisions of its certificate of incorporation and bylaws delivered to the Agent pursuant to Section 3.01 as the same may, from time to time, be amended, modified or otherwise supplemented with the prior written consent of the Agent.

                  (n) Assignment of Lock-Box Accounts. Within 30 days of the Effective Date, obtain the written consent (dated the date set forth therein) of each Lock-Box Bank (as defined in the Original Seller Agreement) to the assignment by Dial to the Seller of Dial's rights and obligations with respect to the Lock-Box Accounts (as defined in the Original Seller Agreement) maintained with such Lock-Box Banks and the related Lock-Box Agreements (as defined in the Original Seller Agreement).

                  SECTION 5.02. Reporting Requirements of the Seller. Until the later of the Facility Termination Date and the date upon which no Capital for any Eligible Asset shall be existing, the Seller will, unless the Agent shall otherwise consent in writing, furnish to the Agent:

                  (a) as soon as available and in any event within 90 days after the end of each of the first three quarters of each fiscal year of the Seller, a consolidated balance sheet of the Seller and its consolidated subsidiaries as of the end of such quarter, and consolidated statements of income and retained earnings and of cash flows of the Seller and its consolidated subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer or chief accounting officer of the Seller;

                  (b) as soon as available and in any event within 120 days after the end of each fiscal year of the Seller, a consolidated balance sheet of the Seller and its consolidated subsidiaries as of the end of such year and the related consolidated statements of income and retained earnings and of cash flows of the Seller and its consolidated subsidiaries for such year, reported on by nationally recognized independent public accountants acceptable to the Agent;

                  (c) promptly after the sending or filing thereof, copies of all reports and registration statements which the Seller files with the Securities and Exchange Commission or any national securities exchange other than registration statements relating to employee benefit plans and to registrations of securities for selling security holders;

                  (d) promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event defined in Title IV of ERISA which the Seller or any subsidiary files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Seller or any subsidiary receives from such Corporation;

                  (e) as soon as possible and in any event within five days after the occurrence of each Event of Investment Ineligibility or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Investment Ineligibility, the statement of the chief financial officer or chief accounting officer of the Seller setting forth details of such Event of Investment Ineligibility or event and the action which the Seller proposes to take with respect thereto;

                  (f) promptly and in any event within five Business Days after the Seller's receipt of delivery thereof, copies of all notices, requests, reports, certificates, and other information and documents delivered or received by the Seller from time to time under or in connection with the Contribution and Sale Agreement; and

                  (g) promptly, from time to time as the Agent may reasonably request, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of the Seller or Dial or any subsidiary of Dial as the Agent may from time to time request in order to protect any Owner's or the Agent's interests under or contemplated by this Agreement or the Certificate or any other Purchase Document.

                  SECTION 5.03. Negative Covenants of the Seller. Until the later of the Facility Termination Date and the date upon which no Capital for any Eligible Asset shall be existing, the Seller will not, without the written consent of the Agent:

                  (a) Sales, Liens, Etc. Except as otherwise provided herein or pursuant to the Participant Agreement, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim, upon or with respect to, any Pool Receivable or Related Security or the Seller's undivided interest therein or any related Contract, or upon or with respect to any lock-box or other account to which any Collections of any Pool Receivable are sent, or assign any right to receive income in respect thereof.

                  (b) Extension or Amendment of Receivables. Except as otherwise permitted in Section 6.02, extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

                  (c) Change in Business or Credit and Collection Policy. Make any change in the character of its business or in its Credit and Collection Policy, which change would, in either case, impair in any material respect the collectibility of any Pool Receivable.

                  (d) Change in Payment Instructions to Obligors. Add or terminate any bank as a Lock-Box Bank or any lock-box or other account as a Lock-Box Account from those listed for the Seller or Dial in
         Schedule II hereto or make any change in its instructions to Obligors regarding payments to be made to the Seller or payments to be made to any Lock-Box Bank or Lock-Box Account, unless the Agent shall have received notice of such addition, termination or change and undated executed copies of Lock-Box Notices to each new Lock-Box Bank or with respect to each new Lock-Box Account, as applicable.

                  (e) Deposits to Lock-Box Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Pool Receivables except for immaterial amounts the deposit of which is beyond the control of the Seller.

                  (f) Change in Corporate Name. Make any change to its corporate name, identity or structure, or use any tradenames, fictitious names, assumed names or "doing business as" names, unless within 30 days after the effective date of such change or use, the Seller delivers to the Agent (i) notice of such change or use and such proper Financing Statements or amendments to Financing Statements executed by the Seller which the Agent may request to reflect such change or use, and (ii) in the case of any such change, undated copies of new Lock-Box Notices, in each case executed by the Seller to reflect such change, together with such other documents and instruments that the Agent may request in connection therewith.

                  (g) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, except that the Seller may merge or consolidate with or into any other Person provided that (i) immediately after giving effect to such merger or consolidation, no Event of Investment Ineligibility or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Investment Ineligibility, shall occur and be continuing and
         (ii) if the Seller is not the surviving corporation, the corporation into which the Seller shall be merged or consolidated or which is otherwise formed pursuant to such merger or consolidation shall assume the Seller's obligations and grants of interests under the Purchase Documents and other documents delivered by the Seller hereunder in a manner satisfactory to the Agent.

                  (h) Subsidiaries. Establish or acquire any subsidiaries.

                  (i) Capital Stock. Issue to, or permit to be transferred to, any Person (other than Dial) any shares of the Seller's capital stock.

                  (j) Receivables Contribution and Sale Agreement. (i) Cancel or terminate the Contribution and Sale Agreement or consent to or accept any cancellation or termination thereof, (ii) amend or otherwise modify any term or condition of the Contribution and Sale Agreement or give any consent, waiver or approval thereunder, (iii) waive any default under or breach of the Contribution and Sale Agreement or (iv) take any other action under the Contribution and Wale Agreement not required by the terms thereof that would impair the value of any Collateral or the rights or interests of the Seller thereunder or of the Agent or any Owner or Indemnified Party hereunder or thereunder.

                  (k) Amendment to Certificate of Incorporation. Amend, modify, or otherwise make any change to its certificate of incorporation which change requires the consent of 100% of the directors pursuant to the terms therefor which change in any way would otherwise nullify or circumvent the limitations on its business activities, the nature of its separate existence from its affiliates and the requisite directors' consents for taking certain actions.

                  (l) Transactions with Shareholders and Affiliates. Enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with Dial or with any other Affiliate of the Seller, other than as necessary in connection with any Permitted Transactions and on terms that are fair and reasonable in the circumstances and that reasonably approximate an arm's length transaction between unaffiliated parties.

                  (m) Debt. Create, incur, assume or suffer to exist any Debt, other than (i) Debt (if any) arising hereunder, (ii) the obligation to pay the purchase price under the Contribution and Sale Agreement and
         (iii) Debt evidenced by the Subordinated Note.

                  (n) Permitted Investments. Make any loans to, advances to, investments in or otherwise acquire any capital stock or equity security of, or any equity interest in, any other Person.

                  (o) Restricted Payments. Make any cash payments to, or otherwise transfer any funds to, any of its Affiliates, except for (i) payments of the purchase price under the Contribution and Sale Agreement and the Assignment and Assumption; (ii) repayments of amounts owed under the Subordinated Note; (iii) payments owed for shared operating expenses or allocated tax liabilities which are not in violation of the representations and warranties set forth in Section 4.01(r); and (iv) dividends which are declared by the Seller's board of directors in accordance with all formalities of corporate law.

                  (p) Limited Business. Conduct any business with any Person, or enter into any transactions with Affiliates or other Persons, except those that are specifically contemplated under the Contribution and Sale Agreement, the Assignment and Assumption and this Agreement and to the extent consistent with the representations and warranties set forth in Section 4.01(r).

                  (q) Contribution and Sale Agreement; Assignment and Assumption. Amend, waive, modify or otherwise terminate any terms or provisions of the Contribution and Sale Agreement or the Assignment and Assumption, which right to amend, modify, waive or terminate has been assigned to the Agent for the benefit of the Owners and the other Indemnified Parties pursuant to Section 11.01.


                                   ARTICLE VI

                          ADMINISTRATION AND COLLECTION

                  SECTION 6.01. Designation of Collection Agent. The servicing, administering and collection of the Pool Receivables shall be conducted by such Person (the "Collection Agent") so designated from time to time in accordance with this Section 6.01. Until the Agent gives notice to the Seller of a designation of a new Collection Agent, Dial is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. If an event has occurred and is continuing which constitutes an Event of Investment Ineligibility or would constitute an Event of Investment Ineligibility but for the requirement that notice be given or time elapse or both, or if at any time the Agent is reasonably insecure as to the ability of the Collection Agent to perform under this Agreement or reasonably dissatisfied with the collection performance of the Pool Receivables, or at any time after the Termination Date, the Agent may designate as Collection Agent any Person (including itself) to succeed Dial or any successor Collection Agent, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Collection Agent pursuant to the terms hereof. The Collection Agent may, with the prior consent of the Agent, subcontract with any other Person for servicing, administering or collecting the Pool Receivables, provided that the Collection Agent shall remain liable for the performance of the duties and obligations of the Collection Agent pursuant to the terms hereof.

                  SECTION 6.02. Duties of Collection Agent. (a) The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the applicable Credit and Collection Policy. Each of the Seller, the Investor and the Agent hereby appoints as its agent the Collection Agent, from time to time designated pursuant to Section 6.01, to enforce its respective rights and interests in and under the Pool Receivables, the Related Security and the Contracts. The Collection Agent shall set aside and hold in trust for the account of the Seller and each Owner their respective allocable shares of the Collections of Pool Receivables in accordance with Sections 2.06 and 2.07 but shall not be required (unless otherwise requested by the Agent) to segregate the funds constituting such portion of such Collections prior to the remittance thereof in accordance with said Sections. In addition to the foregoing, the Collection Agent shall be required to set aside all other Collections of Pool Receivables for the benefit of the Seller, and nothing in this Section 6.02(a) shall be deemed to relax the requirements elsewhere in this Agreement that the Seller maintain its bank accounts separate from those of its Affiliates. The Seller shall have the right, at any time, to demand the immediate segregation of its funds from those of the Parent Group to such other accounts which the Agent has approved in writing. The Collection Agent shall (i) not deposit the Seller's funds in its own bank accounts or those of the Seller's other Affiliates without properly evidencing such investments by written instruments payable to the Seller; (ii) ensure that any of the Seller's funds deposited by it will be readily identifiable at all times from the funds of the other members of the Parent Group so as to facilitate the prompt and separate identification of the Seller's assets and (iii) account to the Seller for any funds not so properly evidenced or identified. If instructed by the Agent, the Collection Agent shall segregate and deposit with a bank (which may be Citibank) designated by the Agent such allocable share of Collections of Pool Receivables, set aside for each Owner, on the first Business Day following receipt by the Collection Agent of such Collections. Provided no Event of Investment Ineligibility or Event of Purchase Ineligibility shall have occurred and be continuing, the Collection Agent (to the extent that Dial is the Collection Agent) may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable as the Seller may determine to be appropriate to maximize Collections thereof. The Seller shall deliver to the Collection Agent, and the Collection Agent shall hold in trust for the Seller and each Owner in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Pool Receivables.

                  (b) The Collection Agent shall as soon as practicable following receipt turn over to the Seller (i) that portion of Collections of Pool Receivables representing the Seller's undivided interest therein, less, in the event the Seller is not the Collection Agent, all reasonable and appropriate out-of-pocket costs and expenses of such Collection Agent of servicing, collecting and administering the Pool Receivables to the extent not covered by the Collection Agent Fee received by it and (ii) the Collections of any Receivable which is not a Pool Receivable. The Collection Agent shall as soon as practicable upon demand deliver to the Seller all documents, instruments and records in its possession which evidence or relate to Receivables of the Seller other than Pool Receivables, and copies of documents, instruments and records in its possession which evidence or relate to Pool Receivables. The Collection Agent's authorization under this Agreement shall terminate, after the Facility Termination Date, upon receipt by each Owner of an Eligible Asset of an amount equal to the Capital plus accrued Yield for such Eligible Asset plus all other amounts owed to the Agent, each Owner and the Seller and (unless otherwise agreed by the Agent and the Collection Agent) the

Collection Agent under this Agreement.

                  SECTION 6.03. Rights of the Agent. (a) At any time (i) if the Agent is reasonably insecure as to the ability of the Collection Agent to perform under this Agreement or reasonably dissatisfied with the collection performance of the Pool Receivables, (ii) after the occurrence and during the continuance of an Event of Investment Ineligibility or an event that would constitute an Event of Investment Ineligibility but for the requirement that notice be given or time elapse or both or (iii) after the Termination Date, the Agent is hereby authorized to date, and to deliver to the Lock-Box Banks, the Lock-Box Notices delivered hereunder. The Seller hereby, when the Agent shall deliver the Lock-Box Notices to the Lock-Box Banks, transfers to the Agent the exclusive ownership and control of the lock-box accounts to which the Obligors of Pool Receivables shall make payments, and shall take any further action that the Agent may reasonably request to effect such transfer. In case any authorized signatory of the Seller whose signature shall appear on any Lock-Box Notice shall cease to have such authority before the delivery of such Lock-Box Notice, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such delivery. Further, the Agent may notify at any time and at the Seller's expense the Obligors of Pool Receivables, or any of them, of the ownership of Eligible Assets by the Owners.

                  (b) At any time following the designation of a Collection Agent other than Dial or any of its Affiliates pursuant to Section 6.01:

                           (i) The Agent may direct the Obligors of Pool
                  Receivables, or any of them, that payment of all amounts payable under any Pool Receivable be made directly to the Agent or its designee.

                           (ii) The Seller shall, at the Agent's request and at
                  the Seller's expense, give notice of such ownership to each said Obligor and direct that payments be made directly to the Agent or its designee.

                           (iii) The Seller shall, at the Agent's request, (A)
                  assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) which evidence the Pool Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Pool Receivables, and shall make the same available to the Agent at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Agent and shall promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

                           (iv) The Agent may take any and all steps in the
                  Seller's name and on behalf of the Seller and the Owners necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing the Seller's name on checks and other instruments representing Collections and enforcing such Pool Receivables and the Related Contracts.

                  SECTION 6.04. Responsibilities of the Seller. Anything herein to the contrary notwithstanding:

                  (a) The Seller shall perform all of its obligations under the Contribution and Sale Agreement related to the Pool Receivables to the same extent as if Eligible Assets had not been sold hereunder and the exercise by the Agent of its rights hereunder shall not relieve Seller from such obligations or its obligations with respect to Pool Receivables; and

                  (b) Neither the Agent nor the Owners shall have any obligation or liability with respect to any Pool Receivables or related Contracts or the Contribution and Sale Agreement, nor shall any of them be obligated to perform any of the obligations of Dial or the Seller thereunder.

                  SECTION 6.05. Further Action Evidencing Purchases. The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Agent may reasonably request in order to perfect, protect or more fully evidence the Eligible Assets purchased by the Owners hereunder, or to enable any of them or the Agent to exercise or enforce any of their respective rights hereunder or under the Certificate. Without limiting the generality of the foregoing, the Seller will upon the request of the Agent: (i) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; (ii) mark conspicuously each invoice evidencing each Pool Receivable and the related Contract with a legend, acceptable to the Agent, evidencing that such Eligible Assets have been sold in accordance with this Agreement; and (iii) mark its master data processing records evidencing such Pool Receivables and related Contracts with such legend. The Seller hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pool Receivables and the Related Security now existing or hereafter arising without the signature of the Seller where permitted by law. If the Seller fails to perform any of its agreements or obligations under this Agreement, the Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be payable by the Seller as provided in Section 10.01 or Section 12.06, as applicable.



                                  ARTICLE VII

                       EVENTS OF INVESTMENT INELIGIBILITY

                  SECTION 7.01. Events of Investment Ineligibility. If any of the following events ("Events of Investment Ineligibility") shall occur and be continuing:

                  (a) The Collection Agent (if Dial or any of its Affiliates)
         (i) shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (ii) of this Section 7.01(a)) and such failure shall remain unremedied for three Business Days after written notice thereof shall have been given by the Agent to such Collection Agent or (ii) shall fail to make any payment or deposit to be made by it hereunder when due; or

                  (b) The Seller shall fail to perform or observe any term, covenant or agreement contained in Section 5.03(e) or Section 6.03(a); or

                  (c) Any representation or warranty made or deemed to be made by the Seller or Dial (in its individual capacity or as the Collection Agent) (or any of their respective officers) under or in connection with this Agreement or any other Purchase Document or any Investor Report or the Receivables Activity Report or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made or deemed made; or

                  (d) The Seller or Dial shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Purchase Document on its part to be performed or observed and any such failure shall remain unremedied for ten Business Days after written notice thereof shall have been given by the Agent to the Seller or Dial, as the case may be; or

                  (e) The Seller or Dial shall fail to pay any Debt of the Seller or Dial in an aggregate principal amount outstanding in excess of $15,000,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

                  (f) Any Purchase or any reinvestment pursuant to Section 2.06 shall for any reason, except to the extent permitted by the terms hereof, cease to create, or any Eligible Asset shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Eligible Asset in each applicable Pool Receivable and the Related Security and Collections with respect thereto or the Certificate shall for any reason cease to evidence in the Owner of such Eligible Asset legal and equitable title to, and ownership of, an undivided percentage ownership interest in Pool Receivables and Related Security to the extent of such Eligible Asset; or

                  (g) (i) The Seller or Dial shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller or Dial seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, if instituted against the Seller or Dial, either such proceeding shall not be stayed or dismissed for 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or (ii) the Seller or Dial shall take any corporate action to authorize any of the actions set forth in clause (i) above in this subsection (g); or

                  (h) (i) The Default Ratio as at the last day of any Accounting Period of the Seller shall exceed 1.0%, or (ii) the Delinquency Ratio as at the last day of any Accounting Period of the Seller shall exceed 2.0%, or (iii) the Loss-to-Liquidation Ratio as at the last day of any Accounting Period of the Seller shall exceed 1.0% or (iv) the product of 1.5 times the Disputed Item Ratio as at the last day of any Accounting Period of the Seller shall exceed 16.0%; or

                  (i) The Net Receivables Pool Balance shall be less than 102% of the sum of the aggregate outstanding Capital and the aggregate outstanding "Capital", respectively, plus the aggregate Loss Reserve and the aggregate "Loss Reserve", respectively, plus the aggregate Yield Reserve and the aggregate "Yield Reserve", respectively, plus the aggregate Collection Agent Fee Reserve and the aggregate "Collection Agent Fee Reserve", respectively, in each case for all Eligible Assets and all "Eligible Assets" under the Participant Agreement; or

                  (j) There shall have been any material adverse change in the financial condition or operations of Dial since August 15, 1996 or on a pro forma basis (after giving effect to the Distribution on a pro forma basis as at and for the period ending December 30, 1995) since December 30, 1995, or there shall have occurred any event which materially adversely affects the collectibility of the Pool Receivables, or there shall have occurred any other event which materially adversely affects the ability of the Seller or Dial to collect Pool Receivables or the ability of the Seller or Dial to perform hereunder or under any other Purchase Document; or

                  (k) Dial's long-term public senior debt securities shall be rated (i) lower than BBB- by Standard & Poor's Ratings Group and (ii) if such a rating has been issued by Moody's Investors Service and is then in effect, lower than Baa3 by Moody's Investors Service; or

                  (l) Any provision of the Contribution and Sale Agreement or the Assignment and Assumption shall for any reason cease to be valid and binding on Dial or the Seller, or Dial or the Seller shall so state in writing; or

                  (m) Any purchase of a Receivable under the Contribution and Sale Agreement shall for any reason, except to the extent permitted by the terms hereof, cease to create a valid and perfected first priority ownership interest as against Dial in each Pool Receivable and the Related Security and Collections with respect thereto, free and clear of any Adverse Claims (except to the extent contemplated hereunder or under the Participant Agreement) in favor of the Seller;

then, and in any such event, the Agent shall, at the request, or may with the consent, of the Investor, by notice to the Seller declare the Facility Termination Date to have occurred, except that, in the case of any event described above in clause (i) of subsection (g) or described above in subsection
(f) or (k), the Facility Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such termination of the Facility, the Agent and the Owners shall have, in addition to all other rights and remedies under this

Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing or the general applicability of
Article IX hereof, any Owner may elect to assign any Eligible Asset owned by such Owner to an Assignee following the occurrence of any Event of Investment Ineligibility.


                                  ARTICLE VIII

                                    THE AGENT

                  SECTION 8.01. Authorization and Action. The Investor hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Purchase Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto.

                  SECTION 8.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement or any other Purchase Document (including, without limitation, the Agent's servicing, administering or collecting Pool Receivables as Collection Agent pursuant to Section 6.01), except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Agent: (i) may consult with legal counsel (including counsel for the Seller or any of its Affiliates), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Owner and shall not be responsible to any Owner for any statements, warranties or representations made in or in connection with this Agreement or any other Purchase Document or other instrument or document furnished pursuant hereto; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Purchase Document or other instrument or document furnished pursuant hereto on the part of the Seller or to inspect the property (including the books and records) of the Seller; (iv) shall not be responsible to any Owner for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Certificate or any other Purchase Document or other instrument or document furnished pursuant hereto or the perfection, priority or value of any ownership interest created or purported to be created hereunder; and (v) shall incur no liability under or in respect of this Agreement or any other Purchase Document or other instrument or document furnished pursuant hereto by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties.

                  SECTION 8.03. Citicorp and Affiliates. With respect to any Eligible Asset owned by Citicorp, Citicorp shall have the same rights and powers under this Agreement as would any Owner and may exercise the same as though it were not the Agent. Citicorp and its Affiliates may generally engage in any kind of business with the Seller or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller or any Obligor or any of their respective Affiliates, all as if Citicorp were not the Agent and without any duty to account therefor to the Owners.

                  SECTION 8.04. Investor's Purchase Decision. The Investor acknowledges that it has, independently and without reliance upon the Agent, any of its Affiliates or any other Owner and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and, if it so determines, to purchase an undivided ownership interest in Pool Receivables hereunder. Each Owner also acknowledges that it will, independently and without reliance upon the Agent, any of its Affiliates or any other Owner and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.


                                   ARTICLE IX

                          ASSIGNMENT OF ELIGIBLE ASSETS

                  SECTION 9.01. Assignment of Eligible Assets. The Investor may assign to any Assignee, and any such or other Assignee may assign to any other Assignee, any Eligible Asset and, upon any such assignment, the Assignee shall become the Owner of such Eligible Asset. Such assignments shall be upon such terms and conditions as the assignor and the Assignee of such Eligible Asset may mutually agree, the parties thereto shall deliver to the Agent an Assignment, duly executed by such parties, assigning such Eligible Asset to the Assignee, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the Assignee may reasonably request, in order to perfect, protect or more fully evidence the Assignee's right, title and interest in and to such Eligible Asset, and to enable the Assignee to exercise or enforce any rights hereunder or under the Certificate. The Agent shall provide notice to the Seller of any assignment of an Eligible Asset hereunder.

                  SECTION 9.02. Assignments. By executing and delivering an Assignment, the Owner assignor thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment, such assigning Owner makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Purchase Document or other instrument or document furnished pursuant hereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Certificate or any other Purchase Document or other instrument or document furnished pursuant hereto or the perfection, priority or value of any ownership interest created or purported to be created hereunder; (ii) such assigning Owner makes no representation or warranty and assumes no responsibility with respect to the financial condition of Dial or the Seller or the performance or observance by Dial or the Seller of any of their respective obligations under this Agreement, the Certificate or any other Purchase Document or other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and in Section 3.01 of the Contribution and Sale Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and to purchase such Eligible Asset; (iv) such Assignee will, independently and without reliance upon the Agent, any of its Affiliates, such assigning Owner or any other Owner and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Purchase Documents; (v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Purchase Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; (vi) such Assignee appoints as its agent the Collection Agent from time to time designated pursuant to Section 6.01 to enforce its respective rights and interests in and under the Pool Receivables, the Related Security and the related Contracts; and (vii) such Assignee agrees that it will not institute against the Investor any proceeding of the type referred to in Section 7.01(g) so long as any Commercial Paper Notes or Medium Term Notes issued by the Investor shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes or Medium Term Notes shall have been outstanding.

                  SECTION 9.03. Authorization of Agent. The Agent shall annotate the Certificate to reflect any assignments made pursuant to Section 9.01 or otherwise.


                                   ARTICLE X

                                 INDEMNIFICATION

                  SECTION 10.01. Indemnities by the Seller. Without limiting any other rights which any Indemnified Party may have hereunder or under the Contribution and Sale Agreement or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement (including, without limitation, the Original Seller Agreement) or any other Purchase Document, the use of proceeds of Purchases or the ownership of or interest in Eligible Assets or in respect of any Receivable or Related Security or any Contract, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or any Person which the Agent appoints as Collection Agent other than the Seller or any Affiliate of the Seller or (ii) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables or (iii) any income taxes incurred by any of them arising out of or as a result of this Agreement or the ownership of Eligible Assets or in respect of any Receivable or Related Security or any Contract. Without limiting the foregoing, the Seller shall pay on demand to any Indemnified Party any and all amounts necessary to indemnify such Indemnified Party for Indemnified Amounts relating to or resulting from:

                  (i) the creation of an undivided percentage ownership interest in any Receivable which is not at the date of the creation of such interest an Eligible Receivable or which thereafter ceases to be an Eligible Receivable or which is on such date or thereafter becomes a Disputed Item which is an Eligible Receivable;

                  (ii) reliance on any representation or warranty made by the Seller (or any of its officers) under or in connection with this Agreement (including, without limitation, the Original Seller Agreement), any other Purchase Document, any Investor Report or any other information or report delivered by Dial or the Seller pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

                  (iii) the failure by Dial or the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the nonconformity of any Pool Receivable or the related Contract with any such applicable law, rule or regulation;

                  (iv) the failure to vest continuously in the Owner of an Eligible Asset an undivided percentage ownership interest, to the extent of such Eligible Asset, in the Receivables in, or purporting to be in, the Receivables Pool, free and clear of any Adverse Claim; or the failure of the Seller to have obtained a perfected interest in the Pool Receivables, Related Security and Collections with respect thereto transferred or purported to be transferred to the Seller under the Contribution and Sale Agreement, free and clear of any Adverse Claim;

                  (v) the failure by Dial or the Seller to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool, whether at the time of any Purchase or reinvestment or at any subsequent time;

                  (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

                  (vii) any failure of the Seller or Dial, as Collection Agent or otherwise, to perform its duties or obligations in accordance with the provisions of Article VI or under any Contract or Purchase Document, as applicable;

                  (viii) any products liability claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

                  (ix) any investigation, litigation or proceeding related to this Agreement or any other Purchase Document or the use of proceeds of Purchases or the ownership of Eligible Assets or in respect of any Receivable or Related Security or any Contract; or

                  (x) the commingling of Collections of Pool Receivables at any time with any other funds.

                  SECTION 10.02. Repurchase of Certain Receivables. (a) The Seller shall, upon not less than five Business Days' notice from the Agent, repurchase (for cash at the repurchase price specified in Section 10.02(b), on the date specified in such notice) the interest created by each Eligible Asset in any and all Pool Receivables which are Disputed Items, whether now or in the future.

                  (b) The repurchase price for any interest in any Pool Receivable to be repurchased pursuant to subsection (a) of this Section 10.02 shall be an amount equal to the percentage ownership interest (as of the date of such repurchase) created by the relevant Eligible Asset in the Outstanding Balance of such Pool Receivable. The proceeds of such repurchase shall be deemed to be a Collection of such Pool Receivable attributable to such Eligible Asset, and the amount of such Collection shall be paid by the Seller to the Agent's Account to be applied as provided in Section 2.06 or 2.07, as applicable, at the time of repurchase. Any such repurchase shall be made without recourse or warranty, express or implied.


                                   ARTICLE XI

                           GRANT OF SECURITY INTEREST

                  SECTION 11.01. Grant of Security Interest. The Seller hereby assigns and pledges to the Agent for the benefit of itself, the Investor, the other Owners and each other Indemnified Party from time to time, and hereby grants to the Agent for the benefit of itself, the Investor, the other Owners and each other Indemnified Party from time to time, a security interest in and to, all of the Seller's right, title and interest in and to the following (collectively the "Collateral"):

                  (a) all Pool Receivables now existing and hereafter arising and Related Security with respect thereto; provided, however, that it is understood that the Seller has sold to the Agent for the account of the Owners, pursuant to Article II, all of the Seller's right, title or interest in or to each Eligible Asset;

                  (b) all present and future Lock-Box Accounts, and all present and future other deposit accounts (general or special) with Lock-Box Banks and any other financial institutions to the extent Collections from Pool Receivables are from time to time deposited therein;

                  (c) the Contribution and Sale Agreement and the Assignment and Assumption;

                  (d) all rights to receive moneys due and to become due under or pursuant to the Contribution and Sale Agreement and the Assignment and Assumption;

                  (e) all rights to receive proceeds of any indemnity, warranty or guaranty with respect to the Contribution and Sale Agreement and the Assignment and Assumption;

                  (f) claims for damages arising out of or for breach of or default under the Contribution and Sale Agreement and the Assignment and Assumption;

                  (g) the right to perform under the Contribution and Sale Agreement and the Assignment and Assumption and to compel performance and otherwise exercise all remedies thereunder; and

                  (h) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds which constitute property of the types described in clauses (a) through (g) of this Section 11.01) and all Collections, it being understood that the Seller has no right, title or interest in or to any Collections or other proceeds attributable to any Eligible Asset except to the extent covered by the right of the Seller to receive Collections, if any, attributable to any Eligible Asset after the aggregate outstanding Capital of all Eligible Assets shall have been reduced to zero and all accrued and unpaid Yield and Collection Agent Fee, and all other amounts owing to the Owners hereunder, shall have been paid in full).

                  SECTION 11.02. Security for Obligations. The assignment, pledge and security interest granted under this Article XI secures the payment of all obligations of the Seller now or hereafter existing from time to time under this Agreement and the Fee Letter and otherwise in connection with this Agreement, whether for Collections received or deemed to have been received or otherwise payable by the Seller, either individually or as Collection Agent, repurchases of interests in Pool Receivables, interest, fees, costs, expenses, taxes, indemnification or otherwise (all such obligations being the "Obligations").

                  SECTION 11.03. Seller Remains Liable. Anything herein to the contrary notwithstanding, (a) the Seller shall remain liable under the Contribution and Sale Agreement and the Assignment and Assumption to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent of any of the rights hereunder shall not release the Seller from any of its duties or obligations under the Contribution and Sale Agreement and the Assignment and Assumption, and (c) neither the Agent nor the Investor nor any other Indemnified Party shall have any obligation or liability under the Contribution and Sale Agreement or the Assignment and Assumption by reason of this Article XI, nor shall the Agent or the Investor or any other Indemnified Party be obligated to perform any of the obligations or duties of the Seller thereunder.

                  SECTION 11.04. Further Assurances. (a) The Seller agrees that from time to time, at the expense of the Seller, the Seller will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may reasonably request, in order to perfect and protect the assignment and security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Seller will: (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may reasonably request, in order to perfect and preserve the assignment and security interest granted or purported to be granted hereby; and (ii) mark conspicuously each copy of each chattel paper which evidences any Collateral and, at the request of the Agent, each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Agent, indicating that such chattel paper or Collateral is subject to the assignment and security interest granted pursuant hereto.

                  (b) The Seller hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                  SECTION 11.05. Payments With Respect to Collateral. (a) The Seller agrees, and has effectively so instructed each other party to the Contribution and Sale Agreement and the Assignment and Assumption, that upon the occurrence of an Event of Investment Ineligibility or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Investment Ineligibility, all payments due or to become due to it under or in connection with the Contribution and Sale Agreement and the Assignment and Assumption shall be made directly to the Agent by direct deposit to the Agent's Account specified in the Consent and Agreement. If the Seller receives any such payments, within two Business Days following its receipt thereof, it will deposit such payments to the appropriate Agent's Account.

                  (b) Except as set forth in Section 11.09, all moneys received or collected pursuant to subsection (a) above shall be applied to the payment of any Obligations payable, and remaining unpaid, by the Seller at the time of such receipt or collection, and all remaining moneys shall be released by the Agent or, pursuant to Section 6.02(b), the Collection Agent, as applicable, to the Seller or at its order.

                  SECTION 11.06. Agent Appointed Attorney-in-Fact. The Seller hereby appoints the Agent the Seller's attorney-in-fact, with full authority in the place and stead of the Seller and in the name of the Seller or otherwise, from time to time in the Agent's discretion to take any action and to execute any instrument which the Agent may deem necessary or advisable to accomplish the purposes of the assignment, grant and security interest granted hereunder, including, without limitation:

                  (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Collateral,

                  (b) to receive, indorse and collect any drafts or other instruments, documents and chattel paper in connection therewith, and

                  (c) to file any claims or take any action or institute any proceedings which the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of the Contribution and Sale Agreement or the Assignment and Assumption or the rights of the Agent with respect to any of the Collateral.

                  SECTION 11.07. Agent May Perform. If the Seller fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by the Seller under Section 12.06(a).

                  SECTION 11.08. The Agent's Duties. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

                  SECTION 11.09. Remedies. If any Event of Investment Ineligibility shall have occurred and be continuing:

                  (a) The Agent may exercise any and all rights and remedies of the Seller in respect of the Collateral.

                  (b) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC in effect in the State of New York (whether or not the UCC applies to the affected Collateral).

                  (c) All payments received by the Seller in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Seller and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

                  (d) All payments made in respect of the Collateral, and all cash proceeds in respect of any sale of, collection from, or other realization upon all or any part of the Collateral, received by the Agent may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 12.06(a)) in whole or in part by the Agent for the Owners or the applicable Indemnified Parties against, all or any part of the Obligations in such order as the Agent shall elect. Any surplus of such payments or cash proceeds held by the Agent and remaining after payment in full of all the Obligations shall be paid over to the Seller or to whomsoever may be lawfully entitled to receive such surplus.


                                   ARTICLE XI

                                  MISCELLANEOUS

                  SECTION 12.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Seller or the Collection Agent therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Investor and, in the case of any amendment, the Seller and the Collection Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  SECTION 12.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telefax communication) and mailed or telefaxed or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, in the case of notice by mail, when deposited in the mails, and, in the case of notice by telefax, when telefaxed, in each case addressed as aforesaid, except that notices and communications to the Agent pursuant to Article II shall not be effective until received.

                  SECTION 12.03. No Waiver; Remedies. No failure on the part of any Owner or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  SECTION 12.04. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Seller, the Collection Agent, the Agent and each Owner and their respective successors and assigns; provided, however, that neither the Seller nor the Collection Agent may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, as no Capital of any Eligible Asset shall be outstanding; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article IV and the indemnification provisions of Article X and Section 12.06 shall be continuing and shall survive any termination of this Agreement.

                  SECTION 12.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that perfection or the effect of non-perfection of the interests of the Owners in the Receivables, or remedies hereunder, in respect thereof, are governed by the laws of a jurisdiction other than the State of New York.

                  SECTION 12.06. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted to the Indemnified Parties under Article X hereof, the Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing) of this Agreement, the Certificate and the other Purchase Documents and other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Owner and the Agent with respect thereto and with respect to advising such Owner and the Agent as to their respective rights and remedies under this Agreement, and all costs and expenses, if any (including reasonable counsel fees and expenses) of such Owner and the Agent, in connection with the enforcement against the Seller or Dial (whether through negotiations, legal or bankruptcy proceedings or otherwise) of this Agreement, the Certificate and the other Purchase Documents and the other documents to be delivered hereunder by the Seller and Dial, respectively.

                  (b) In addition, the Seller shall pay any and all commissions of placement agents and dealers in respect of Commercial Paper Notes, or Medium Term Notes, or both, of any Owner issued to fund the Purchase or maintenance of any Eligible Asset and any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Certificate or the other documents to be delivered hereunder, and agrees to indemnify each Owner and the Agent against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

                  (c) In addition, the Seller shall pay on demand all other costs, expenses and taxes (excluding income taxes) incurred by the Owner or any general or limited partner or shareholder of the Owner ("Other Costs"), including, without limitation, the cost of auditing the Owner's books by certified public accountants, the cost of rating the Owner's Commercial Paper Notes or Medium Term Notes, or both, by independent financial rating agencies, the issuance fee in respect of the Owner's Medium Term Notes charged by and payable to the Agent, the cost of issuing the Owner's Commercial Paper Notes or Medium Term Notes, or both, the taxes (excluding income taxes) resulting from the Owner's operations, and the reasonable fees and out-of-pocket expenses of counsel for the Owner or any counsel for any general or limited partner or shareholder of the Owner with respect to (i) advising the Owner or any general or limited partner or shareholder of the Owner as to its rights and remedies under this Agreement,
(ii) the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Certificate and the other documents to be delivered hereunder, (iii) advising the Owner or any general or limited partner or shareholder of the Owner as to matters relating to the Owner's operations, or
(iv) advising the Owner or any general or limited partner or shareholder of the Owner as to the issuance of the Owner's Commercial Paper Notes or Medium Term Notes, or both, and acting in connection with such issuance; provided, however, that if the Owner enters into agreements for the purchase of interests in receivables from one or more other Persons ("Other Sellers"), the Seller and such Other Sellers shall each be liable for such Other Costs ratably in accordance with the usage under the respective facilities of the Owner to purchase receivables or interests therein from the Seller and each Other Seller; and provided, further, that if such Other Costs are attributable to the Seller and not attributable to any Other Seller, the Seller shall be solely liable for such Other Costs. Any party claiming payment for any amount under this Section 12.06(c) shall provide to the Seller such information as the Seller may reasonably request as to the basis for the calculation by such party of any such amount.

                  (d) The Seller agrees to indemnify and hold harmless each of the Indemnified Parties and their respective officers, directors, employees and agents from and against any and all claims, damages, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) to which any Indemnified Party may become subject or liable or which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of or by reason of any investigation, litigation or proceeding arising out of, related to or in connection with any acquisition or proposed acquisition by the Seller or Dial or any of their respective Affiliates of all or any of the portion of the stock or substantially all the assets of any Person, whether or not an Indemnified Party is a party thereto.

                  SECTION 12.07. No Proceedings. The Seller and the Agent each hereby agrees that it will not institute against the Investor any proceeding of the type referred to in clause (i) of Section 7.01(g) so long as any Commercial Paper Notes or Medium Term Notes issued by the Investor shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes or Medium Term Notes shall have been outstanding.

                  SECTION 12.08. Confidentiality. Except to the extent otherwise required by applicable law, each of the Seller and the Collection Agent agrees to maintain, and cause the maintenance of, the confidentiality of this Agreement and the other Purchase Documents (and all drafts thereof) in communications with third parties and otherwise; provided, however, that the Agreement may be disclosed to third parties to the extent such disclosure is (i) required in connection with a sale of securities of the Seller or Dial, (ii) made solely to persons who are legal counsel for the purchaser or underwriter of such securities, (iii) limited in scope to the provisions of Articles V, VII, X and, to the extent defined terms are used in Articles V, VII and X, such terms defined in Article I of this Agreement and
(iv) made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent; provided, further, however, that this Agreement and the other Purchase Documents may be disclosed to the Seller's legal counsel pursuant to an agreement of the type referred to in clause (iv), above; and provided, further, however, that the Seller and Dial shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of the Seller or Dial. Each of the Agent and each Owner agrees to use reasonable efforts to keep in confidence all financial data and other information identified by the Seller or Dial as confidential relative to the affairs of Dial and its subsidiaries heretofore or hereafter furnished to it under this Agreement; provided that the requirements of this sentence shall not apply to any such information that is made available to the public by the Seller or Dial or any other Person, and provided further that this sentence shall not prohibit any disclosure (a) required by applicable laws or regulations or pursuant to subpoena or other legal process, (b) to government regulators, auditors, accountants, legal counsel and other professional consultants and advisors, (c) to actual or prospective assignees or participants, or (d) as may otherwise be reasonably necessary or appropriate in connection with the transactions set forth herein or the enforcement thereof or any dispute or litigation in connection therewith.

                  SECTION 12.09. Execution in Counterparts; Etc. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any other Purchase Document by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement or such Purchase Document. In case any provision in or obligation under this Agreement or the Certificate shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:                    DIAL RECEIVABLES CORPORATION

                           By:___________________
                              Title:

                           1850 N. Central Avenue
                           19th Floor
                           Phoenix, Arizona  85077
                           Attention:
                           Telefax No.:  (602) 207-


COLLECTION AGENT:          THE DIAL CORPORATION

                           By:___________________
                              Title:

                           1850 N. Central Avenue
                           Phoenix, Arizona  85077
                           Attention:  Senior Vice President - Finance and
                                    Chief Financial Officer
                           Telefax No.: (602) 207-2071


INVESTOR:                  CIESCO L.P.

                           By:    Citicorp North America, Inc., as Attorney-in-
                                  Fact

                              By:______________________
                                  Managing Director

                           450 Mamaroneck Avenue
                           Harrison, New York  10528
                           Attention: President
                           Telefax No.: (914) 899-7015

AGENT:                     CITICORP NORTH AMERICA, INC.,
                           as Agent

                           By:_________________________
                                    Managing Director

                           450 Mamaroneck Avenue
                           Harrison, New York 10528
                           Attention: Corporate Asset Funding Department Telefax No.: (914) 899-7015